As filed with the Securities and Exchange Commission on May 30, 2003
Registration No. 333-74998

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2

on
Form S-3 to Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

dj Orthopedics, LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2165554
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
DJ Orthopedics Capital Corporation
(Exact name of registrant as specified in its charter)

Delaware	52-2157537
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
dj Orthopedics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-0978270
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
dj Orthopedics Development Corporation
(Exact name of registrant as specified in its charter)

Delaware	04-3629507
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2985 Scott Street Vista, California 92083

(800) 336-5690
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

LESLIE H. CROSS

President and Chief Executive Officer
dj Orthopedics, Inc.
2985 Scott Street Vista, California 92083
(800) 336-5690
(Name, address, including zip code, and telephone number,
including area code, of agent for service of process)
With a Copy to:
SCOTT N. WOLFE
Latham & Watkins
12636 High Bluff Drive, Suite 300 San Diego, California 92130

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these Securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 30, 2003

Prospectus

dj Orthopedics, LLC

DJ Orthopedics Capital Corporation
12 5/8% Senior Subordinated Notes due 2009

We issued our 12 5/8% Senior Subordinated Notes due 2009 (the “notes’) which have been registered under the Securities Act of 1933 in exchange for our 12 5/8% Senior Subordinated Notes due 2009 in an exchange offer consummated in December 1999.

Maturity

•	The notes will mature on June 15, 2009.

Interest

•	Interest on the notes will be payable on June 15 and December 15 of each year, beginning December 15, 1999.

Redemption

•	We may redeem some or all of the notes at any time after June 15, 2004.

•	The redemption prices are described on page 32.

Change of control

•	If we experience a change of control, we must offer to purchase the notes.

Security and ranking

•	The notes are unsecured. The notes will be subordinated to all of our existing and future senior debt, will rank equally with all of our other senior subordinated debt and will rank senior to all of our future subordinated debt.

We prepared this prospectus for use by J.P. Morgan Securities Inc. in connection with offers and sales related to market-making transactions of the notes. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

You should carefully consider the Risk Factors beginning on page 10 of this Prospectus in evaluating an investment in the notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                       , 2003

Prospectus summary
Ratio of earnings to fixed charges
Risk factors
Forward-looking statements
Use of proceeds
Capitalization
Description of the notes
Book-entry; delivery and form
Plan of distribution
Legal matters
Experts
Incorporation of certain information by reference
Signatures
Signatures
Signatures
Signatures
Index to exhibits
EXHIBIT 12.1
EXHIBIT 23.2

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT US OR THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE DELIVERY OF THIS PROSPECTUS DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AFTER THIS DATE.

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Prospectus summary

This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors” and the financial statements incorporated by reference hereto, carefully before making an investment decision. In this prospectus, the terms “we,” “our” and “us” generally refer to dj Orthopedics, Inc. (dj Orthopedics) and its subsidiaries, or where the context requires, dj Orthopedics, LLC (dj Ortho), a wholly owned subsidiary of dj Orthopedics, and DJ Orthopedics Capital Corporation (DJ Capital), a wholly owned subsidiary of dj Ortho, as co-issuers of the notes. dj Orthopedics Development Corporation (dj Development), a wholly owned subsidiary of dj Ortho, and dj Orthopedics guarantee the notes. All of the active United States business operations of the controlled group are conducted by dj Ortho, which owns all of the operating assets of the group, except those held by our foreign subsidiaries. The financial data included in this prospectus comes from the consolidated financial statements of dj Orthopedics and its predecessors.

Our business

We are a global orthopedic sports medicine company specializing in the design, manufacture and marketing of products that rehabilitate soft tissue and bone injuries, help protect against injury, and treat osteoarthritis of the knee. Osteoarthritis is a form of damage to or degeneration of the articular surface of a joint. Our broad range of over 600 existing products, many of which are based on proprietary technologies, include rigid knee braces, soft goods, specialty and other complementary orthopedic products which provide solutions for patients and orthopedic sports medicine professionals throughout the patient’s continuum of care.

We sell our products in over 40 countries, primarily under the DonJoy® and ProCare® brand names, each of which has achieved a high level of brand name recognition within the orthopedic sports medicine market. Numerous professional and amateur athletes, including participants in the NFL, NBA and NCAA, and members of the U.S. Ski and Snowboard Teams of which we are a sponsor, choose to use our products. We believe that our strong relationships with orthopedic sports medicine professionals, leading market positions, strong brand names, reputation for quality, broad product lines, established distribution networks and commitment to research and development provide significant opportunities to grow revenues and earnings. For 2001 and 2002, our net revenues were $169.2 million and $182.6 million, respectively. For the three months ended March 30, 2002 and March 29, 2003, our net revenues were $44.4 million and $47.1 million, respectively.

Business segments

In 2002, we refocused our resources on our core business within the rehabilitation segment of the orthopedic sports medicine market. We discontinued our surgical line of products sold under the Alaron®brand and will not enter the total joint replacement market at this time. We have organized our business around our distribution channels and are presenting our financial information in this prospectus according to business segments corresponding to these channels. The channels are:

• DonJoy® sales, in which our products are sold through independent sales agents and their direct and indirect sales representatives to orthopedic surgeons, orthotic and prosthetic centers, hospitals and other sports medicine outlets;

• ProCare® in which products are sold primarily to national third party distributors, regional medical supply dealers and medical product buying groups;

• OfficeCare®, in which we maintain an inventory of product on hand at orthopedic practices for immediate disbursement to the patient and we arrange billing to the patient or third party payer; and

• International, in which our products are sold in foreign countries through wholly owned subsidiaries or independent distributors.

Products

Rigid knee bracing

We design, manufacture and market a broad range of rigid knee bracing products, including ligament braces, post-operative braces and osteoarthritic braces. These technologically advanced products are generally prescribed to a patient by an orthopedic sports medicine surgeon. Our rigid knee braces are either customized to fit a patient’s particular measurements or are standard braces which are available “off-the-shelf” in various sizes and can be easily adjusted to fit the patient in the orthopedic professional’s office.

Ligament Braces. Ligament braces provide durable support for moderate to severe knee ligament instabilities to help patients regain range of motion capability so they can successfully complete rehabilitation and resume the activities of daily living after knee surgery or injury. All of our ligament braces are designed using our patented “Four Points of Leverage” system. This system exerts a force on the upper portion of the tibia, which, in turn, reduces strain on the damaged, reconstructed or torn ligament. Our U.S. patent covering the “Four Points of Leverage” system expires in January 2005.

Post-operative Braces. Post-operative braces limit a patient’s range of motion after knee surgery and protect the repaired ligaments/joints from stress and strain which would slow or prevent a healthy healing process. We also offer the patented DonJoy Vista™ Rehabilitation System that facilitates patient rehabilitation in a home or clinical setting by motivating and improving compliance of patients through continuous feedback and recorded home exercise sessions.

Osteoarthritic Braces. Osteoarthritic braces are used to treat patients suffering from osteoarthritis. Our line of customized and off-the-shelf osteoarthritic braces is designed to shift the load going through the knee, providing additional stability and reducing pain, and in some cases may serve as a cost-efficient alternative to total knee replacement.

Soft goods

Our soft goods products, most of which are fabric or neoprene-based, provide support and/or heat retention and compression for afflictions of the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist. We currently offer products ranging from simple neoprene knee sleeves to complex products that incorporate advanced materials and features such as air-inflated cushions and metal alloy hinge components.

Specialty and other complementary orthopedic products

We have a portfolio of specialty and other complementary orthopedic products designed to facilitate orthopedic rehabilitation, including cold therapy systems, pain management systems,

lower extremity fracture boots, upper extremity braces, and other related products and accessories.

Cold Therapy Systems. We manufacture, market and sell the IceMan® device, a cold therapy product, which was introduced in 1996, as well as other cold therapy products such as ice packs and wraps. The IceMan product is a portable device used after surgery or injury to reduce swelling, minimize the need for post-operative pain medications and accelerate the rehabilitation process.

Pain Management Systems. We are a non-exclusive North American orthopedic distributor of the PainBuster® Pain Management Systems, which are used after surgical procedures. These pain management and relief systems provide a continuous infusion of local anesthetic dispensed by the physician directly into the surgical site following surgical procedures. Our distribution rights for these products terminate at the end of 2003, unless extended by mutual consent.

Lower Extremity Fracture Boots. These products are boots which fit on a patient’s foot and provide comfort and stability for ankle and foot injuries ranging from ankle sprains and soft tissue and stress fractures in the lower leg to stable fractures of the ankle. Fracture boots are used as an alternative to traditional casts.

Diabetic Lower Extremity Fracture Boots. We recently introduced a line of fracture boots designed for patients suffering from pre-ulcerative and ulcerative foot conditions, primarily related to complications from diabetes. The new fracture boots are a more convenient and hygienic replacement for total contact casting as a treatment for pre-ulcerative and ulcerative conditions of the plantar surface of the foot, most often related to complications from diabetes.

Upper Extremity Braces. We offer a line of shoulder and arm braces and slings, including the Quadrant® and S.C.O.I. shoulder braces and the UltraSling®. The shoulder braces are technologically advanced and designed for immobilization after shoulder surgery and allow for controlled motion. The UltraSling is a durable oversized sling, which offers lower-priced immobilization and support for mild shoulder sprains and strains.

Government regulation

We are subject to various government regulations in the United States and in certain foreign countries where we do business. We are subject to medical device regulations, including those promulgated by the United States Food and Drug Administration, federal privacy and transaction law and regulations, third party reimbursement coding and payment standards, healthcare fraud and abuse regulations, including anti-kickback laws and physician self-referral laws, and other governmental approvals, certifications or licenses that subject us to periodic audits by governmental entities or contractors to assure compliance with, among other things, Medicare and Medicaid standards and requirements.

Relationship with J.P. Morgan Securities Inc.

JPMorgan Chase Bank, an affiliate of J.P. Morgan DJ Partners, LLC (JPMDJ Partners) and J.P. Morgan Partners (23A SBIC), LLC (JPMP(23A SBIC)), holders of 45.6% of our commons stock, is the syndication agent and a lender under our bank credit facility. At March 29, 2003, the amount outstanding under this facility was $15.8 million. JPMDJ and JPMP (23A SBIC) are affiliates of J.P. Morgan Partners, LLC (JPMP). J.P. Morgan Partners is the private equity division of J.P. Morgan Chase & Co., one of the largest bank holding companies in the United States, and is one of the largest private equity organizations in the United States, with over $22 billion under management. Through its affiliates, J.P. Morgan Partners invests in leveraged buyouts, recapitalizations and venture capital opportunities by providing equity and mezzanine debt capital. Since its inception in 1984, J.P. Morgan Partners has made over 1,150 direct investments in a variety of industries. J.P. Morgan Partners has invested over $1.0 billion in more than 100 companies in the life sciences and healthcare industries.

Upon consummation of dj Orthopedics’ initial public offering, dj Orthopedics made a payment of $250,000 to Orsatti and Partners (formerly J.P. Morgan Fairfield Partners), an entity controlled by Charles T. Orsatti, the former Chairman of the Board of Directors of dj Orthopedics, for the provision of financial advisory services. dj Orthopedics formalized an agreement with Orsatti and Partners providing for an annual fee of $250,000 to Orsatti and Partners, for the ongoing provision of financial advisory services. The arrangement was terminated in 2003.

Based on JPMorgan Chase Bank’s percentage participation in the bank credit facility, we estimate that the amount of interest and fees paid to the bank totaled $3.3 million in 2002. In additions, JPMorgan Chase Bank received its pro rata portion, totaling $18.5 million of the net proceeds from our November 2001 initial public offering used to repay borrowings under the revolving credit portion of the bank credit facility.

In addition, in 2001 in connection with the reorganization of dj Orthopedics, JPMP (23A SBIC) received approximately $23.6 million and 244,059 shares of common stock of dj Orthopedics upon the redemption of the previously outstanding redeemable referred units of DonJoy, the predecessor of dj Orthopedics. Mitchell Blutt, M.D., director of dj Orthopedics, is an executive officer of the managing member of JPMP (23A SBIC). JPMorgan Chase Bank and J.P. Morgan Securities Inc. are subsidiaries of J.P. Morgan Chase & Co.

Corporate information and background

dj Orthopedics, LLC is a Delaware limited liability company formed in March 1999 and is a wholly owned subsidiary of dj Orthopedics, Inc., the successor to DonJoy, L.L.C., a Delaware limited liability company formed in December 1998, which acquired the assets and certain liabilities of the Bracing and Support Systems division of Smith & Nephew, Inc.

DJ Orthopedics Capital Corporation, a wholly owned subsidiary of dj Orthopedics, LLC, is a Delaware corporation formed in March 1999 to serve as a co-issuer of the notes. DJ Capital does not hold any assets or other properties or conduct any business.

dj Orthopedics Development Corporation, a wholly owned subsidiary of dj Orthopedics, LLC, is a Delaware corporation formed in April 2002. dj Orthopedics Development Corporation serves as a subsidiary guarantor of the notes and holds a limited amount of intangible assets.

dj Orthopedics, Inc. was incorporated in Delaware on August 16, 2001.

Our principal executive offices are located at 2985 Scott Street, Vista, California 92083 and our telephone number is 800-336-5690. Our website is located at www.djortho.com. Information contained on our website does not constitute a part of this prospectus.

Organizational structure

We are the successor to DonJoy, L.L.C. which, prior to June 30, 1999, was wholly owned by Smith & Nephew, Inc. (Smith & Nephew), a wholly owned subsidiary of Smith & Nephew plc., a United Kingdom company. On June 30, 1999, DonJoy consummated a recapitalization pursuant to which J.P. Morgan DJ Partners, LLC, formerly Chase DJ Partners, LLC (JPMDJ Partners), obtained a controlling interest in DonJoy. Concurrently with the completion of dj Orthopedics’ initial public offering on November 20, 2001, DonJoy merged with and into dj Orthopedics through a series of transactions, referred to herein as the “Reorganization.” As a result of the foregoing transactions, dj Ortho became a wholly owned subsidiary of dj Orthopedics.

dj Orthopedics and dj Development guarantee dj Ortho’s bank borrowings and the notes. DJ Capital was formed solely to act as a co-issuer (and as a joint and several obligor) with dj Ortho with respect to the notes. DJ Capital does not hold any assets or other properties or conduct any business. No separate financial information for DJ Capital has been provided herein because management believes such information would not be material given DJ Capital’s lack of assets and activities. Condensed consolidating financial statements showing separate information for dj Orthopedics, dj Ortho, dj Development and our non-guarantor subsidiaries in the aggregate have been provided within the footnotes to the financial statements incorporated by reference hereto.

Summary of the terms of the notes

Issuers	dj Orthopedics, LLC and DJ Orthopedics Capital Corporation.

Notes Outstanding	$75,000,000 aggregate principal amount of 12 5/8% Senior Subordinated Notes due 2009. We originally issued $100,000,000 aggregate principal amount of 12 5/8% Senior Subordinated Notes due 2009 and redeemed $25,000,000 aggregate principal amount of the notes on December 31, 2001.

Maturity	June 15, 2009.

Interest	Annual rate: 12 5/8%.

Payment frequency: every six months on June 15 and December 15.

Optional Redemption	On and after June 15, 2004, we may redeem some or all of the notes at the redemption prices listed in the section entitled “Description of the Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the notes as described above, you will have the right to require us to repurchase all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. See “Description of the Notes—Change of Control.”

Guarantees	The notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by dj Orthopedics and dj Development. If we fail to make payments on the notes, dj Orthopedics, dj Development and our future subsidiaries that are guarantors, if any, must make them instead. The current guarantors, however, do not conduct active business operations and do not own any material assets separate from those owned by dj Orthopedics, LLC.

Our foreign subsidiaries do not guarantee the notes. As of March 29, 2003, the aggregate amount of the liabilities of our foreign subsidiaries as reflected on our balance sheet was $1.1 million and such subsidiaries accounted for less than 1% of our assets.

Guarantees of the notes are subordinated to the guarantees issued by dj Orthopedics and dj Development of our senior indebtedness under our bank credit facility.

Ranking	The notes are unsecured and:

• subordinate to all of our existing and future senior debt;

• rank equally with all of our other future senior subordinated debt;

• rank senior to all of our future subordinated debt;

• effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• effectively subordinated to all liabilities of our foreign subsidiaries and any other future subsidiary which does not guarantee the notes.

Similarly, the guarantees of the notes by dj Orthopedics, dj Development and our future guarantor subsidiaries, if any, will be unsecured and:

• subordinate to all of the applicable guarantor’s existing and future senior debt;

• rank equally with all of the applicable guarantor’s other future senior subordinated debt;

• rank senior to all of the applicable guarantor’s future subordinated debt; and,

• effectively subordinated to any secured indebtedness of such guarantor to the extent of the value of the assets securing such indebtedness.

As of March 29, 2003:

• dj Ortho had $15.8 million of senior debt to which the notes were subordinated (which amount does not include $25.0 million available under the revolving credit portion of our bank credit facility);

• dj Orthopedics, DJ Capital and dj Development had no senior debt (other than their respective guarantees of dj Ortho’s indebtedness under dj Ortho’s bank credit facility);

• dj Ortho and DJ Capital did not have any senior subordinated debt other than the notes, and dj Orthopedics and dj Development did not have any senior subordinated debt other than their guarantees on the notes;

• dj Ortho, DJ Capital, dj Orthopedics and dj Development did not have any subordinated debt; and

• our foreign subsidiaries, which are not guarantors of the notes, had $1.1 million of liabilities as reflected on our balance sheet.

On March 28, 2003, we made a prepayment of principal on the senior debt to which the notes are subordinated totaling $20.0 million. As of the date of this prospectus, the indenture relating to the notes permits us to incur additional senior indebtedness if we satisfy certain ratio tests.

Certain Covenants	The indenture, among other things, restricts our ability and the ability of our subsidiaries to:

• borrow money;

• make distributions, redeem equity interests or redeem subordinated debt;

• make investments;

• use assets as security in other transactions;

• sell assets;

• guarantee other indebtedness;

• enter into agreements that restrict dividends from subsidiaries;

• merge or consolidate; and

• enter into transactions with affiliates.

These covenants are subject to a number of important exceptions. For more details, see “Description of the Notes—Certain Covenants.”

Ratio of earnings to fixed charges

The ratio of our earnings to fixed charges was 8.84:1, 2.12:1, 1.29:1, 1.03:1, (0.78):1, 1.71:1 and 1.79:1 for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the three months ended March 30, 2002 and March 29, 2003, respectively. The ratio of earnings to fixed charges has been computed by dividing earnings (loss) before income taxes by the fixed charges. This ratio includes earnings and fixed charges of dj Orthopedics, Inc. and its consolidated subsidiaries. Fixed charges consist of interest and related charges on debt and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor. The decrease in the ratio of earnings to fixed charges from the year ended December 31, 1998 to the year ended December 31, 1999 is a result of our Recapitalization in 1999 which increased fixed charges related to interest expense and amortization incurred as a result of the Senior Subordinated Notes and debt issuance costs associated with the Recapitalization. The decrease in the ratio of earnings to fixed charges from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of approximately $25.0 million in charges related to our 2002 performance improvement, restructuring and other charges, as described in Note 3 to our audited consolidated financial statements incorporated by reference hereto.

Risk factors

In addition to the matters described in this prospectus, you should carefully consider the specific factors set forth below before making an investment in the notes.

Risks related to our debt level

Our substantial indebtedness could limit our ability to operate our business, obtain additional financing and pursue other business opportunities.

We are highly leveraged, which means we have a large amount of indebtedness in relation to our stockholders’ equity. We may incur additional indebtedness from time to time to finance acquisitions, investments or strategic alliances or capital expenditures or for other purposes.

Our high degree of leverage could have negative consequences for us, including the following:

• our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

• we will need a substantial portion of our cash flow to pay the principal and interest on our indebtedness, including indebtedness that we may incur in the future;

• payments on our indebtedness will reduce the funds that would otherwise be available for our operations and future business opportunities;

• a substantial decrease in our net operating cash flows could make it difficult for us to meet our debt service requirements and force us to modify our operations;

• we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

• our debt level may make us more vulnerable than our competitors to a downturn in our business or the economy generally;

• our debt level reduces our flexibility in responding to changing business and economic conditions;

• some of our debt has a variable rate of interest, which exposes us to the risk of increased interest rates; and

• there would be a material adverse effect on our business and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

Our debt agreements contain operating and financial restrictions which may restrict our business and financing activities.

The operating and financial restrictions and covenants in our bank credit facility, the indenture governing our notes and any future financing agreements may adversely affect our ability to finance future operations, meet our capital needs or engage in our business activities. Currently, our existing debt agreements restrict our ability to:

• incur additional indebtedness;

• issue redeemable equity interests and preferred equity interests;

• pay dividends or make distributions, repurchase equity interests or make other restricted payments;

• redeem indebtedness that is subordinated in right of payment to the notes;

• make capital expenditures;

• create liens;

• enter into certain transactions with affiliates;

• make investments;

• sell assets; or

• enter into mergers or consolidations.

With respect to mergers or acquisitions, our bank credit facility and the indenture governing the notes limit our ability to finance acquisitions through additional borrowings. In addition, our bank credit facility prohibits us from acquiring assets or the equity of another company without the consent of the lenders if:

• we acquire less than 100% of the equity of the acquired company, in the case of an acquisition of equity;

• the assets or entity acquired are in a different line of business from ours;

• after giving effect to the acquisition, a pro forma consolidated leverage ratio and pro forma interest coverage ratio are not satisfied; and

• the purchase price exceeds $30 million in the case of any one acquisition or $50 million in the aggregate of which no more than $10 million may involve acquisitions outside the United States.

The bank credit facility also limits investments in joint ventures to an aggregate limit of $3,000,000, and limits other investments to $1,000,000.

Restrictions contained in the indenture and the bank credit facility could:

• limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

• adversely affect our ability to finance our operations, acquisitions, investments or strategic alliances or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these covenants, ratios, tests or other restrictions could result in an event of default under the bank credit facility and/or the indenture. Upon the occurrence of an event of default under the bank credit facility, the lenders could elect to declare all amounts outstanding under the bank credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure such indebtedness. If the lenders under the bank credit facility accelerate the payment of the indebtedness, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness, including the notes. We may not have sufficient cash to service our indebtedness. Our ability to pay principal and interest on the notes and to satisfy our other obligations will depend upon, among other things:

• our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

• the future availability of borrowings under our revolving bank credit facility or any successor facility, the availability of which depends or may depend on, among other things, our complying with covenants in our bank credit facility.

We believe that based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds including the availability of borrowings under the revolving bank credit facility, will be adequate for at least the next twelve months to make required payments of principal and interest on our indebtedness, to fund anticipated capital expenditures and for working capital requirements. There can be no assurance, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under the revolving bank credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. In addition, we may incur additional indebtedness in order to make acquisitions, investments or strategic alliances. If we cannot service our indebtedness, we will be forced to take actions such as reducing or delaying acquisitions, investments, strategic alliances and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness (which could include the notes), or seeking additional equity capital or bankruptcy protection. We can not assure you that any of these remedies can be effected on satisfactory terms, if at all. In addition, the terms of existing or future debt agreements, including the bank credit facility and the indenture, may restrict us from adopting any of these alternatives.

The notes and the guarantees by dj Orthopedics and dj Development are, and guarantees by any of our future subsidiaries will be, effectively subordinated to all senior debt of our subsidiaries.

The notes are subordinated in right of payment to the prior payment in full of all our existing and future senior indebtedness and the guarantee of the notes by dj Orthopedics, dj Development and any future subsidiaries providing a guarantee of the notes will be subordinated in right of payment to all senior indebtedness of the applicable guarantor. The indenture requires each of our domestic subsidiaries that is formed or acquired in the future to guarantee the notes, unless we designate the subsidiary as an Unrestricted Subsidiary (as defined in the indenture). As of March 29, 2003, we had approximately $15.8 million of senior indebtedness outstanding (excluding $25.0 million available and unused under a revolving bank credit facility), all of which is secured. In addition, the indenture permits us and our Restricted Subsidiaries (as defined in the indenture) to incur additional senior indebtedness, including indebtedness under the bank credit facility. We or the applicable guarantor may not pay principal, premium (if any), interest or other amounts on account of the notes or the guarantees by dj Orthopedics and dj Development or any subsidiary in the event of a payment default on, or another default that has resulted in the acceleration of, certain senior indebtedness (including debt under the bank credit facility) unless such indebtedness has been paid in full or the default has been cured or waived. In the event of certain other defaults with respect to certain senior indebtedness, we or the applicable guarantor may not be permitted to pay any amount on account of the notes or the guarantees by dj Orthopedics and dj Development or any subsidiary for a designated period of time. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us or a guarantor, our assets or a guarantor’s assets, as the case may be, will be available to pay obligations on the notes or the guarantor’s guarantee, as applicable, only after our senior indebtedness or the senior indebtedness of that guarantor has been paid in full, and there can be no assurance that there will be sufficient assets remaining to pay amounts due on all or any of the notes or any guarantee of the notes.

Our right to receive assets of any subsidiary which is not a guarantor upon the liquidation or reorganization of that subsidiary (and thus the rights of the holders of notes to realize any value with respect to those assets) will be subject to the prior claims of creditors of that subsidiary (including trade creditors). Accordingly, since our foreign subsidiaries are not guarantors of the notes, the notes are effectively subordinated to all liabilities (including trade payables and contingent liabilities) of our foreign subsidiaries and any of our future subsidiaries that do not provide a guarantee of the notes except to the extent that we are recognized as a creditor of such subsidiary. However, even if we were recognized as a creditor of a subsidiary that does not guarantee the notes, our claims would still be subordinate to any security interest in the assets of that subsidiary, and any indebtedness of that subsidiary senior to that held by us. As of March 29, 2003, the aggregate amount of the liabilities of our foreign subsidiaries as reflected on our balance sheet was $1.1 million.

Indebtedness under our bank credit facility is secured while our obligations under the notes are not secured and if we default under our senior debt, our senior lenders can foreclose on the assets we have pledged to secure payment of the senior debt to your exclusion.

In addition to being contractually subordinated to all existing and future senior indebtedness, our obligations under the notes (and dj Orthopedics’ and dj Development’s obligations under their guarantees) are unsecured while our obligations under the bank credit facility (and dj Orthopedics’ and dj Development’s obligations under their guarantee of our indebtedness under the bank credit facility) are secured by a security interest in substantially all of our assets and the assets of dj Orthopedics (which consist principally of 100% of our equity interests) and each of our existing and subsequently acquired or organized U.S. and, subject to certain limitations, non-U.S. subsidiaries, including a pledge of all of the issued and outstanding equity interests in our existing or subsequently acquired or organized U.S. subsidiaries and 65% of the equity interests in each of our subsequently acquired or organized non-U.S. subsidiaries. If we are declared bankrupt or insolvent or if we default under the bank credit facility, the lenders could declare all of the funds borrowed under the bank credit facility, together with accrued interest, immediately due and payable. If we were unable to repay that indebtedness, the lenders could foreclose on our equity interests pledged by dj Orthopedics, on the pledged equity interests of our subsidiaries and on the assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture at such time. Furthermore, if all equity interests of any future subsidiary guarantor are sold to persons pursuant to an enforcement of the pledge of equity interests in that subsidiary guarantor for the benefit of the senior lenders, then the applicable subsidiary guarantor will be released from its guarantee of the notes automatically and immediately upon such sale.

Our bank credit facility requires us to make mandatory payments which could limit our ability to grow our business.

We are required to make annual mandatory payments of the term loans under the bank credit facility in an amount equal to 50% of our excess cash flow (75% if our ratio of total debt to EBITDA exceeds 4 to 1). Excess cash flow represents our net income adjusted for extraordinary gains or losses, depreciation, amortization and other non-cash charges, changes in working capital, changes in deferred revenues, payments for capital expenditures, and repayment of indebtedness. We had no excess cash flow in 2000, 2001 or 2002. In addition, the term loans are subject to mandatory prepayments in an amount equal to:

• 100% of the net cash proceeds of equity and debt issuances by us, dj Orthopedics or any of our other subsidiaries; and

• 100% of the net cash proceeds of asset sales or other dispositions of property by us, dj Orthopedics or any of our other subsidiaries,

in each case subject to certain exceptions. A mandatory prepayment of less than $1.0 million was required for the sale of our interest in our Australian subsidiary on December 31, 2002. On March 28, 2003, we made a total prepayment of principal on the term loans totaling $20.0 million including the required prepayment. If we have to use cash to make mandatory payments in the future, we may not have sufficient funds to grow our business to make acquisitions, enter into joint ventures or make capital expenditures.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon a change of control, we are required to offer to purchase all of the notes then outstanding at 101% of the principal amount thereof plus accrued interest. If a change of control were to occur, we may not have sufficient funds to pay the purchase price for the outstanding notes tendered, and we expect that we would require financing. However, we may not be able to obtain such financing on favorable terms, if at all. In addition, the bank credit facility restricts our ability to repurchase the notes, including pursuant to an offer in connection with a change of control. A change of control under the indenture may also result in an event of default under the bank credit facility and may cause the acceleration of other senior indebtedness, if any, in which case the subordination provisions of the notes would require payment in full of the bank credit facility and any other senior indebtedness before repurchase of the notes. Our future indebtedness may also contain restrictions on our ability to repay the notes upon certain events or transactions that could constitute a change of control under the indenture. The inability to repay senior indebtedness upon a change of control or to purchase all of the tendered notes, would each constitute an event of default under the indenture.

The change of control provision in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. Such a transaction may not involve a change in voting power or beneficial ownership, or, even if it does, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger this provision.

Federal and state laws permit a court to void the notes and guarantees under certain circumstances.

Our obligations under the indenture and the notes, the obligations incurred by DonJoy under the indenture and its guarantee of the notes and assumed by dj Orthopedics in the reorganization and the obligations incurred by dj Development under the indenture and its guarantee of the notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit commenced by or on behalf of our or dj Orthopedics’ or dj Development’s unpaid creditors. Under these laws, if a court were to find that, at the time we issued the notes, DonJoy issued its guarantee of the notes or dj Development issued its guarantee, we, DonJoy or dj Development, as the case may be:

• incurred such indebtedness with the intent of hindering, delaying or defrauding present or future creditors; or

• received less than the reasonably equivalent value or fair consideration for incurring such indebtedness; and

• were insolvent or rendered insolvent by reason of any of the recapitalization transactions;

• were engaged or about to engage in a business or transaction for which our or the applicable guarantors’ assets constituted unreasonably small capital to carry on our or its business; or

• intended to incur, or did incur, or believed that we or the applicable guarantor would incur, debts beyond our or the applicable guarantor’s ability to pay as they matured or became due;

then, such court might:

• subordinate the notes or dj Orthopedics’ and dj Development’s guarantee of the notes to our or dj Orthopedics’ and dj Development’s presently existing or future indebtedness;

• void the issuance of the notes (in our case) or the guarantees; or

• take other actions detrimental to holders of the notes.

The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Generally, an entity will be insolvent if:

• the fair salable value of its assets were less than the amount required to pay its total existing debts and liabilities (including contingent liabilities) as they become absolute or mature; or

• the sum of its debts (including contingent liabilities) were greater than its assets, at fair valuation.

We cannot predict:

• what standard a court would apply in order to determine whether we or the applicable guarantor were insolvent as of the date we or the applicable guarantor issued the old notes or the guarantee, or that regardless of the method of valuation a court would determine that we or the applicable guarantor were insolvent on that date; or

• whether a court would not determine that the payments constituted fraudulent transfers on another ground.

In rendering their opinions in connection with the June 1999 recapitalization transactions, our counsel and counsel to the initial purchaser of the old notes did not express any opinion as to the applicability of federal bankruptcy or state fraudulent transfer and conveyance laws.

To the extent a court voids a guarantee as a fraudulent conveyance or holds it unenforceable for any other reason, holders of the notes would cease to have any claim in respect of the guarantor and would be creditors solely of us.

Based upon financial and other information available to us, we believe that we issued the old notes and the guarantors issued the guarantees for proper purposes and in good faith and that at the time we and the guarantors were not insolvent or rendered insolvent thereby, had sufficient capital to run our businesses, and were able to pay our debts as they mature or become due. In reaching these conclusions, we relied on various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. However, a court may not adopt the assumptions and methodologies we have chosen or concur with our conclusion as to our solvency.

Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against us or dj Orthopedics or dj Development within 90 days after any payment by us with respect to the notes or by dj Orthopedics and dj Development under their guarantees of the notes, or if we or dj Orthopedics or dj Development anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

In the event there are any subsidiary guarantors in the future, the foregoing would apply to their guarantees.

Risks related to our business

We have just implemented our performance improvement program and may be unable to achieve the future operating efficiencies and results that we desire.

In the third quarter of 2002, we engaged AlixPartners, LLC, a company specializing in corporate performance improvements, to expedite the development of a financial and operating performance improvement program. An objective of the performance improvement program was to reduce both costs of goods sold and operating expenses as a percentage of our net revenues beginning in 2003. An important component of the program is the outsourcing to a third party contractor of the revenue cycle functions in our OfficeCare®business, and we are relying on improved billing and collection practices as a key element in building a profitable and growing OfficeCare business. While we have implemented this and the other principal factors of the program, there can be no assurance the performance improvement program will be successful or achieve the desired goals.

As a part of the performance improvement program we moved the majority of our manufacturing operations to our facilities in Mexico. As a part of this move, we increased the employee base in Mexico to approximately 700 employees and added a third facility in Tijuana, Mexico. We have limited experience in managing a Mexican operation of this magnitude, and our ability to manufacture high-quality products in time to meet customer-driven delivery schedules in the new Mexican facilities will be critical to our ability to achieve our operating goals.

We reported a net loss of $15.2 million in 2002, after charges for impairment of long-lived assets and costs of restructuring and other performance improvement actions, and no assurance can be given that we can reach our profit goals in 2003 and beyond.

If we cannot successfully implement our business strategy, our business, results of operations and potential for growth will be adversely effected.

Our ability to achieve our business objectives is subject to a variety of factors, many of which are beyond our control. For example, our business strategy contemplates that existing customers for some of our current products will buy new products from us in the future and that we can sell our products to more orthopedic sports medicine professionals than we do now. Similarly, we believe our revenues will increase with the aging of the general population and as individuals engage in increasingly active lifestyles. Our business strategy further contemplates a growth in international sales through the development of direct distribution capabilities in a number of foreign jurisdictions. If our assumptions regarding these trends prove to be incorrect, we may not be successful in implementing our strategy. In addition, the implementation of our strategy may not improve our operating results. We may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies due to business or competitive factors or factors not currently foreseen, such as the introduction of new products by our competitors and new medical technologies that would make our products obsolete. Any failure to successfully implement our business strategy may adversely affect our business, results of operations and potential for growth.

If we are not able to develop or license and market new products or product enhancements we will not remain competitive.

Our future success and the ability to grow our revenues and earnings require the continued development or licensing of new products and the enhancement of our existing products. We may not be able to:

• continue to develop successful new products and enhance existing products;

• obtain required regulatory clearances and approvals for such products;

• market such products in a commercially viable manner; or

• gain market acceptance for such products.

Our failure to develop or license and market new products and product enhancements could have a material adverse effect on our business, financial condition and results of operations. In addition, if any of our new or enhanced products contain undetected errors or design defects, especially when first introduced, our ability to market these products could be substantially delayed, resulting in lost revenue, potential damage to our reputation and/or delays in obtaining acceptance of the product by orthopedic sports medicine surgeons and other professionals.

Our competitors may develop new medical procedures, technologies or products that are more effective than ours or that would render our technology or products obsolete or uncompetitive, which could have a material adverse effect on us.

Our transition to direct distribution of our products in selected foreign countries could adversely affect our revenues and income in these countries.

Our strategy to selectively replace our international distributors with wholly owned distributorships might adversely affect our revenues and net income in those countries. Prior to January 1, 2002, we sold products in Germany/ Austria, our largest foreign market, and the United Kingdom, which together aggregated $7.2 million of revenue in 2001, or 40% of our 2001 international sales and 4% of total sales, excluding freight revenue, through an independent distributor. Commencing January 1, 2002, we began to distribute our products in these countries through wholly owned subsidiaries. Our 2002 net revenues in Germany/ Austria and the United Kingdom were $9.1 million, or 41% of 2002 international sales and 5% of total sales, excluding freight revenue. In addition, in May 2002, we began direct distribution in Canada through a wholly owned subsidiary. Although we have no current plan to do so, if we decide to replace our independent distributors in other countries, we may experience temporary disruptions, as we did in Europe, to our business in those countries. Moreover, we have little experience in managing a large international operation, and the creation of direct distribution capabilities in Germany/ Austria, the United Kingdom and Canada has required changes in our organization and the implementation of additional financial and operational controls. We cannot assure you that we will be able to successfully implement these organizational changes and controls.

We rely heavily on our relationships with orthopedic professionals, agents and distributors for marketing our products and our failure to maintain these relationships would adversely effect our business and operating results.

The sales of our products depend significantly on the prescription or recommendation of such products by orthopedic sports medicine surgeons and other sports medicine professionals. We have developed and maintained close relationships with a number of widely recognized orthopedic sports medicine surgeons and sports medicine specialists who assist in product research, development and marketing. These professionals often become product champions, speaking about our products at medical seminars, assisting in the training of other professionals in the use and fitting of our products and providing us with feedback on the industry’s acceptance of our new products. Failure of our products to retain the support of those surgeons and specialists, or the failure of our products to secure and retain similar support from leading surgeons and specialists, could have a material adverse effect on our business, financial condition and results of operations.

Our marketing success also depends largely upon marketing arrangements with independent agents and distributors. Our success depends upon our agents’ and distributors’ sales and service expertise and their relationships with the customers in the marketplace. Our failure to maintain relationships with agents and distributors could have a material adverse effect on our business, financial condition and results of operations.

Our international sales may be adversely affected by foreign currency exchange fluctuations and other risks.

Commencing January 2002, we began selling products through our subsidiaries in Germany and the United Kingdom in Euros and Pounds Sterling, respectively, and, commencing May 2002, we began selling products through our subsidiary in Canada in Canadian Dollars. International sales in 2002 were favorably impacted by foreign currency exchange fluctuations with the weakening of the U.S. dollar against the Euro. In 2001, the volume and product mix of international sales was indirectly adversely impacted by foreign currency exchange fluctuations as the strengthening of the U.S. dollar against the Euro effectively increased the cost of our products to our European distributors. As we begin to further directly distribute our products in other selected foreign countries, we expect that future sales of our products in these markets will be denominated in the applicable foreign currencies, which would cause currency fluctuations to more directly impact our operating results.

We are also subject to other risks inherent in international operations including political and economic conditions, foreign regulatory requirements, exposure to different legal requirements and standards, potential difficulties in protecting intellectual property, import and export restrictions, increased costs of transportation or shipping, difficulties in staffing and managing international operations, labor disputes, difficulties in collecting accounts receivable and longer collection periods and potentially adverse tax consequences. As we continue to expand our international business, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks. If we are unable to do so, these and other factors may have a material adverse effect on our international operations or on our business, financial condition and results of operations.

We operate in a very competitive business environment.

The orthopedic sports medicine market is highly competitive and fragmented. Our competitors include a few large, diversified general orthopedic products companies and numerous smaller niche companies. Some of our competitors are part of corporate groups that have significantly greater financial, marketing and other resources than we do. Accordingly, we may be at a competitive disadvantage with respect to these competitors. Our primary competitors in the rigid knee bracing product line include Bledsoe Brace Systems (a division of Medical Technology, Inc.), Breg, Inc., Generation II USA, Inc., Innovation Sports Incorporated and Townsend Industries Inc. Our competitors in the soft goods products segment include DeRoyal Industries, Tecnol Orthopedics (a division of Encore Medical Corporation) and Zimmer Holdings, Inc. We compete with a variety of manufacturers of specialty and other complementary orthopedic products, depending on the type of product. In addition, in certain foreign countries, we compete with one or more local competitors such as Bauerfeind in Germany and FGP in Italy. As competition in any of these markets becomes stronger, we may not realize profit margins at the same rate as today.

We rely on suppliers in China and other parts of Asia for a portion of our finished soft goods products, which makes us susceptible to supply shortages of these products.

Some of our important suppliers are in China and other parts of Asia. We obtain approximately 8% of our total purchased materials from suppliers in China and other parts of Asia providing us predominately finished soft goods products. Political and economic instability and changes in government regulations in these areas could affect our ability to continue to receive materials from our suppliers there. The loss of our suppliers in China and other parts of Asia or any other interruption or delay in the supply of our required materials or our inability to obtain these materials at acceptable prices and within a reasonable amount of time could impair our ability to meet scheduled product deliveries to our customers and could hurt our reputation and cause customers to cancel orders. For example, in October 2002, a strike among dock workers along the west coast of the United States caused a significant interruption in supply of products from China and other parts of Asia and led to increased backlog of orders and additional costs.

Our lack of manufacturing operations outside North America may cause our products to be less competitive in international markets.

We currently have no manufacturing operations in any foreign country other than Mexico. For our international sales to distributors, the cost of transporting our products to foreign countries is currently borne by our distributors who are also often required to pay foreign import duties on our products. As a result, the cost of our products to our distributors is often greater than products manufactured in that country. In addition, foreign manufacturers of competitive products often receive various local tax concessions which lower their overall manufacturing costs. In order to compete successfully in international markets, we may be required to open or acquire manufacturing operations abroad, which would be costly to implement and would increase our exposure to the risks of doing business in foreign countries. We may not be able to successfully operate offshore manufacturing operations, which could have a material adverse effect on our international operations or on our business, financial condition and results of operations.

Because we have various mechanisms in place to discourage takeover attempts, a change in control of our company that a stockholder may consider favorable could be prevented.

Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

• authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

• a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of the board of directors;

• prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

• requiring supermajority voting to effect particular amendments to our certificate of incorporation and bylaws;

• limitations on who may call special meetings of stockholders;

• prohibiting stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders, and

• establishing advance notice requirements for the nomination of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meeting.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.

As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock.

Risks related to government regulation

Our failure to receive regulatory clearance or approval for our products or operations in the United States or abroad would adversely affect our revenues and potential for future growth.

Our products and operations are subject to extensive regulation in the United States by the Food and Drug Administration (FDA). The submission for a bone growth stimulation product under development is currently under review by the FDA and has been subject to substantial delay. At this point, we do not have an estimate of when or whether final FDA approval will occur and there can be no assurance that this delay in the approval process will not have a material adverse effect on our ability to sell the product in the United States in the future. Failure to obtain FDA clearance or approvals of the product or other new products we develop in the future, any limitations imposed by the FDA on new product development or use, or the costs of obtaining FDA clearance or approvals could have a material adverse effect on our business, financial condition and results of operations.

In many of the foreign countries in which we market our products, we are subject to extensive regulations similar to those of the FDA, including those in Germany, our largest foreign market. Failure to receive, or delays in the receipt of, relevant foreign qualifications could also have a material adverse effect on our business, financial condition, and results of operations. Due to the movement towards harmonization of standards in the European Union, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union wide single regulatory system. The timing of this harmonization and its effect on us cannot currently be predicted. Any such developments could have a material adverse effect on our business, financial condition and results of operations.

Changes in reimbursement policies for our products by payors or reductions in reimbursement rates for our products could adversely affect our business and results of operations.

The ability of orthopedic sports medicine surgeons and their allied healthcare professionals (or persons to whom they sell our products) to receive reimbursement for the cost of our products from private payers and, to a lesser extent, Medicare, Medicaid and other governmental programs, is important to our business. Limitations or reductions in permitted reimbursement for our products can have a material adverse effect on our sales and profitability.

Congress and certain state legislatures are considering reforms in the healthcare industry that may modify reimbursement practices, including controls on healthcare spending through limitations on the growth of Medicare and Medicaid spending. It is not clear at this time which proposals, if any, will be adopted or, if adopted, what effect these proposals would have on our business. In addition to extensive existing government healthcare regulation, there are legislative proposals at the federal level such as competitive bidding, which pursuant to the Balanced Budget Act of 1997, was evaluated in demonstration projects in Texas and Florida. Under competitive bidding, Medicare would change its approach to reimbursing certain items and services covered by part B from the current fee schedule amount to an amount that would be established through a bidding process between the government and suppliers. If Congress decides to apply competitive bidding nationally, this may reduce the number of suppliers providing certain items and services to Medicare beneficiaries and the amounts paid for such items and services. Such reductions could have a material adverse effect on our business, financial condition and results of operations.

Further, on February 11, 2003, the Centers for Medicare and Medicaid Services (CMS) made effective an interim final rule implementing the inherent reasonableness authority, which allows adjustments to payment amounts by up to 15 percent per year for certain items and services covered by part B when the existing payment amount is determined to be grossly excessive or grossly deficient. The regulation lists factors that may be used to determine whether an existing reimbursement rate is grossly excessive or grossly deficient and to determine what is a realistic and equitable payment amount. Also, under the regulation, a payment amount will not be considered grossly excessive or grossly deficient if an overall payment adjustment of less than fifteen percent would be necessary to produce a realistic and equitable payment amount. Using this authority, CMS may reduce reimbursement levels for certain items and services covered by part B, which could have a material adverse effect on our business, financial condition and results of operations.

Many private health insurance plans tailor their coverage and reimbursement policies after Medicare policies. If enacted, Congressional or regulatory measures that reduce Medicare reimbursement rates could cause private health insurance plans to reduce their reimbursement rates for our products, which could have an adverse effect on our ability to sell our products or cause our orthopedic professional customers to use less expensive products introduced by us and our competitors.

Failure by users of our products to obtain sufficient reimbursement from payers for our products or adverse changes in governmental and private payers’ policies toward reimbursement for our products could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that reimbursement for our products will continue to be available or at what rate such products will be reimbursed.

Similar to our domestic business, our success in international markets also depends upon the eligibility of our products for reimbursement through government sponsored healthcare payment systems and payers. Reimbursement practices vary significantly by country, with certain countries, most notably France, requiring products to undergo a lengthy regulatory review in order to be eligible for reimbursement. In addition, healthcare cost containment efforts similar to those we face in the United States are prevalent in many of the foreign countries in which our products are sold and these efforts are expected to continue in the future, possibly resulting in the adoption of more stringent standards. For example, in Germany, our largest foreign market, reimbursement by government sponsored healthcare payment systems for some categories of our products was decreased in 1997. Under the current formula, the German government reimburses 80% of the cost of the affected products and patients bear the remaining 20% of the cost. In Italy, our rigid knee bracing products and cold therapy systems, among others, are no longer eligible for reimbursement. In the United Kingdom, while reimbursement for our products through the National Health Service (NHS), is currently available, the cost of our products is not reimbursed by private health insurance plans and orthopedic professionals are being pressured by the NHS to reduce or eliminate the number of rigid knee braces prescribed for orthopedic patients. Any developments in our foreign markets that eliminate or reduce reimbursement rates for our products could have an adverse effect on our ability to sell our products or cause our orthopedic professional customers to use less expensive products, which could have a material adverse effect on our results of operations.

Healthcare reform, managed care and buying groups have put downward pressure on the prices of our products.

Within the United States, healthcare reform and managed care are changing the dynamics of the healthcare industry in response to the need to control rising healthcare costs. As a result of healthcare reform, the United States healthcare industry has seen a rapid expansion of managed care organizations. The development of managed care programs in which the providers contract to provide comprehensive healthcare to a patient population at a fixed cost per person (referred to as capitation) has put pressure on, and is expected to continue to lead, healthcare providers to lower costs. The advent of managed care has also resulted in greater attention to the tradeoff between patient need and product cost, so-called demand matching, where patients are evaluated as to age, need for mobility and other parameters and are then matched with an orthopedic product that is cost effective in light of such evaluation. One result of demand matching has been, and is expected to continue to be, a shift toward lower priced products, and any such shift in our product mix to lower margin, off-the-shelf products could have an adverse impact on our operating results. For example, in our rigid knee bracing segment, we and many of our competitors are offering lower priced, off-the-shelf products in response to managed care customers.

A further result of managed care and the related pressure on costs has been the advent of buying groups in the United States. Such buying groups enter into preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The extent to which such buying groups are able to obtain compliance by their members with such preferred supplier agreements varies considerably depending on the particular buying groups. In response to the organization of new buying groups, we have entered into national contracts with selected groups and believe that the high levels of product sales to such groups and the opportunity for increased market share have the potential to offset the financial impact of discounting. We believe that our ability to maintain our existing arrangements will be important to our future success and the growth of our revenues. In addition, we may not be able to obtain new preferred supplier commitments for major buying groups, in which case we could lose significant potential sales, to the extent these groups are able to command a high level of compliance by their members. On the other hand, if we receive preferred supplier commitments from particular groups which do not deliver high levels of compliance, we may not be able to offset the negative impact of lower per unit prices or lower margins with any increases in unit sales or in market share, which could have a material adverse effect on our business, financial condition and results of operations.

In international markets, where the movement toward healthcare reform and the development of managed care are generally not as advanced as in the United States, we have experienced downward pressure on product pricing and other effects of healthcare reform similar to that which we have experienced in the United States. We expect healthcare reform and managed care to continue to develop in our primary international markets, which we expect will result in further downward pressure in product pricing. The timing and the effects on us of healthcare reform and the development of managed care in international markets cannot currently be predicted.

Proposed laws that would limit the types of orthopedic professionals who can fit, sell or seek reimbursement for our products could, if adopted, adversely affect our business and results of operations.

Congress and state legislatures have from time to time, in response to pressure from certain orthopedic practitioners, considered proposals which limit the types of orthopedic professionals who can fit and/or sell our products or who can seek reimbursement for our products. Several states have adopted legislation which imposes certification or licensing requirements on the measuring, fitting and adjusting of certain orthotic devices. Some of these laws, have exemptions, which appear to exempt manufacturers’ representatives. Others apply to the activities of these representatives. Other states may be considering such legislation. Such laws could limit our potential customers in those jurisdictions in which such legislation or regulations are enacted by limiting the measuring and fitting of these devices to certain licensed individuals. We may not be successful in opposing their adoption, and, therefore, such laws could have a material adverse effect on our business, financial condition and results of operations.

We may need to change our business practices to comply with healthcare fraud and abuse regulations.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE. We have not been challenged by a governmental authority under any of these laws and believe that our operations are in material compliance with such laws. However, because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. Healthcare fraud and abuse regulations are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that a fraud and abuse law or regulation has been violated. Any violations of these laws or regulations could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations.

Denied claims from government agencies could reduce our revenue or profits.

Medicare contractors and Medicaid agencies periodically conduct pre- and post-payment review and other audits of claims, and are under increasing pressure to scrutinize more closely healthcare claims. We cannot assure you that such reviews and/or similar audits of our claims will not result in material recoupments or denials, which could have a material adverse effect on our business, results of operations or financial condition.

Risks related to our intellectual property

We rely on intellectual property to develop and manufacture our products and our business could be adversely affected if we lose our intellectual property rights.

We hold U.S. and foreign patents relating to a number of our components and products and have patent applications pending with respect to other components and products. We also expect to apply for additional patents as we deem appropriate. We believe that several of our existing patents are, and will continue to be, extremely important to our success. These include the patents relating to our:

• “Four Points of Leverage” system, the critical element in the design of all of our ligament braces;

• Custom Contour Measuring System, which serves as an integral part of the measurement process for patients ordering our customized ligament and osteoarthritic braces;

• series of hinges for our post-operative braces;

• pneumatic pad design and production technologies which utilize air inflatable cushions that allow the patient to vary the location and degree of support provided by braces such as the Defiance® brace;

• osteoarthritis bracing concepts;

• ankle bracing, both rigid and soft; and

• rigid shoulder bracing.

However, we cannot assure you that:

• our existing or future patents, if any, will afford us adequate protection;

• our patent applications will result in issued patents; or

• our patents will not be circumvented or invalidated.

The patent for our “Four Points of Leverage” system is registered only in the United States and expires in January 2005. Products using the “Four Points of Leverage” system represented approximately 27%, 26% and 22% of our net revenues, excluding freight revenue, in 2000, 2001 and 2002, respectively. The expiration of this patent could have a material adverse effect on our business, financial condition and results of operations.

Our success also depends on non-patented proprietary know-how, trade secrets, processes and other proprietary information. We employ various methods to protect our proprietary information, including confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information. However, these methods may not provide us with adequate protection. Our proprietary information may become known to, or be independently developed by, competitors, or our proprietary rights in intellectual property may be challenged, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our operating results and financial condition could be adversely affected if we become involved in litigation regarding our patents or other intellectual property rights.

The orthopedic products industry has experienced extensive litigation regarding patents and other intellectual property rights. We or our products may become subject to patent infringement claims or litigation or interference proceedings declared by the United States Patent and Trademark Office (USPTO) or the foreign equivalents thereto to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings or the foreign equivalents thereto and related legal and administrative proceedings are both costly and time-consuming. An adverse determination in litigation or interference proceedings to which we may become a party could:

• subject us to significant liabilities to third parties;

• require disputed rights to be licensed from a third-party for royalties that may be substantial; or

• require us to cease using such technology.

Any one of these outcomes could have a material adverse effect on us. Furthermore, we may not be able to obtain necessary licenses on satisfactory terms, if at all. Accordingly, adverse determinations in a judicial or administrative proceeding or our failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, financial condition and results of operations. Moreover, even if we are successful in such litigation, the expense of defending such claims could have a material adverse effect on our business, financial condition and results of operations.

For example, on June 7, 2002, a patent infringement action was filed against us and our former parent, Smith & Nephew, by Generation II Orthotics Inc. and Generation II USA Inc. The suit alleged that we and Smith & Nephew willfully infringed certain osteoarthritis bracing concept patents by manufacturing, using and selling certain orthopedic knee braces for the treatment of unicompartmental osteoarthritis. The lawsuit sought unspecified monetary damages and an injunction to prevent us from infringing the patents and from selling the relevant knee braces. In May 2003, we entered into a settlement agreement whereby we agreed to pay the plaintiff a total of $4.0 million in exchange for a worldwide license for the use of this technology in our existing and future osteoarthritis bracing products.

In addition, we have from time to time needed to, and may in the future need to, litigate to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Such prosecution of our intellectual property rights could involve counterclaims against us. Any future litigation or interference proceedings will result in substantial expense to us and significant diversion of effort by our technical and management personnel.

Risks related to the ownership of our parent, dj Orthopedics, Inc.

Our parent has a single stockholder who can substantially influence the outcome of all matters voted upon by its stockholders and the interests of that stockholder may not be aligned with yours.

JPMDJ Partners beneficially owns approximately 45.6% of our outstanding common stock as of March 31, 2003. As a result, JPMDJ Partners is able to substantially influence all matters requiring the approval of our stockholders, including the election of directors and the approval of significant corporate transactions, such as acquisitions, and to block an unsolicited tender offer and any other matter requiring a supermajority vote of its stockholders. This concentration of ownership could delay, defer or prevent a change in control of dj Orthopedics, Inc. or impede a merger, consolidation, takeover or other business combination which a stockholder may otherwise view favorably.

Risks related to the trading market for the notes

There is no active trading market for the notes.

The notes are not listed on a securities exchange or any automated dealer quotation system. J.P. Morgan Securities Inc. makes a market in the notes. J.P. Morgan Securities Inc. is not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time without notice. In addition, this market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. Because J.P. Morgan Securities Inc. is our affiliate, J.P. Morgan Securities Inc. is required to deliver a current market-making prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of J.P. Morgan Securities Inc. to make a market in the notes may, in part, depend on our ability to maintain a current market-making prospectus.

The liquidity of the trading market in the notes, and the market price quoted for the notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop or continue for the notes.

Forward-looking statements

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, in particular, statements that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include, among other things, the information concerning our possible future results of operations, business and growth strategies, financing plans, our competitive position and the effects of competition, the projected growth of the markets in which we operate, and the benefits and synergies to be obtained from our completed and any future acquisitions. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these statements by forward-looking words such as anticipate, believe, could, estimate, expect, intend, may, should, will, plan, would and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, the forward-looking statements we make in this prospectus. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this prospectus are discussed under “Risk Factors” and elsewhere in this prospectus.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

Use of proceeds

This prospectus is delivered in connection with the sale of the notes by J.P. Morgan Securities Inc. in market-making transactions. We will not receive any of the proceeds from these transactions.

Capitalization

The following table sets forth the cash and capitalization of dj Orthopedics as of March 29, 2003. You should read this table in conjunction with the consolidated financial statements and notes to those financial statements incorporated into this prospectus.

At March 29,
(Dollars in thousands)	2003

Cash and cash equivalents	$13,201

Long-term debt, including current portion:
Bank credit facility:
Term loans	15,815
Senior subordinated notes[1]	74,041

Total long-term debt	89,856
Stockholders’ equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 17,872,956 shares issued and outstanding	179
Additional paid-in capital	65,569
Less: Notes receivable from stockholders and officers for stock purchases	(2,197)
Accumulated other comprehensive income	1,213
Retained earnings	38,075

Total stockholders’ equity	102,839

Total capitalization	$192,695

(1) Net of unamortized debt discount of approximately $1.0 million at March 29, 2003.

The foregoing table excludes all shares of common stock issuable upon exercise of options outstanding under dj Orthopedics’ stock incentive plans, shares of common stock reserved for future grant under dj Orthopedics’ employee stock incentive plans and rights to purchase shares of common stock of dj Orthopedics at an exercise price equal to their fair market value at the time of exercise. As of March 29, 2003, there were 2,020,009 shares of common stock issuable upon exercise of options outstanding at exercise prices ranging from $2.97 to $17.00 per share, with a weighted average exercise price of $7.92 per share.

Description of the notes

Various terms used in this “Description of the Notes” are capitalized and definitions for such terms may be found under the heading “Certain Definitions.” For the purposes of this section, the term “Company” refers only to dj Orthopedics, LLC and not any of its subsidiaries, “DJ Capital” refers to dj Orthopedics Capital Corporation, a wholly owned subsidiary of the Company with nominal assets which conducts no operations, “dj Development” refers to dj Orthopedics Development Corporation, a subsidiary of dj Orthopedics, LLC that has certain assets and receives a management fee from dj Orthopedics, LLC for operational purposes, and the “Issuers” refers to the Company and DJ Capital. The parent of the Company, dj Orthopedics, Inc., is the successor of DonJoy, L.L.C. and a guarantor of the notes. dj Development is also a guarantor of the notes. Although certain of the Company’s subsidiaries formed or acquired in the future, if any, are required to guarantee the notes, the Company’s existing subsidiaries (other than dj Capital and dj Development), are not guarantors of the notes. Each company which guarantees the notes is referred to in this section as a “Note Guarantor.” Each such guarantee is termed a “Note Guarantee.”

The Issuers issued the notes under the indenture, dated as of June 30, 1999, among the Company, dj Capital, dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and The Bank of New York, as trustee (the “Trustee”), a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. On May 13, 2002, dj Development became a guarantor of the notes under the first supplemental indenture among dj Development, the Company, dj Capital, dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and the Trustee. The indenture contains provisions, which define your rights under the notes. In addition, the indenture governs the obligations of the Issuers and of each Note Guarantor under the notes. The terms of the notes include those stated in the indenture and those made part of the Indenture by reference to the TIA.

On June 30, 1999, the Issuers issued $100.0 million aggregate principal amount of old notes under the indenture. All of the old notes were exchanged for an equal aggregate principal amount of notes upon the consummation of an exchange offer in December 1999. The terms of the notes are identical in all material respects to the old notes, except the notes do not contain transfer restrictions and holders of notes do not have any registration rights or entitlement to any liquidated damages.

On December 31, 2001, the Issuers redeemed $25.0 million aggregate principal amount of the notes and $75.0 million in aggregate principal amount remains outstanding.

The following description is meant to be only a summary of certain provisions of the indenture. It does not restate the terms of the indenture in their entirety. We urge that you carefully read the indenture as it, and not this description, governs your rights as Holders.

Overview of the notes and the note guarantees

The notes

These notes:

• are general unsecured obligations of the Issuers;

• are subordinated in right of payment to all existing and future Senior Indebtedness of each of the Issuers;

• rank pari passu in right of payment with all future Senior Subordinated Indebtedness of each of the Issuers;

• are senior in right of payment to any future Subordinated Obligations of each of the Issuers;

• are effectively subordinated to any Secured Indebtedness of the Company, DJ Capital and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness; and

• are effectively subordinated to all liabilities of the Company’s foreign subsidiaries, which are not guaranteeing the notes, and any other future Subsidiaries which do not guarantee the notes.

DJ Capital has no, and the terms of the indenture prohibit it from having any, obligations other than the notes and its guarantee in respect of the credit facility.

The note guarantees

The notes are guaranteed by dj Orthopedics, Inc. and dj Development but are not guaranteed by any of the Company’s foreign subsidiaries.

dj Orthopedics, Inc.’s and dj Development’s Note Guarantee and all Note Guarantees, if any, made by future subsidiaries of the Company:

• are general unsecured obligations of the applicable Note Guarantor;

• are subordinated in right of payment to all future Senior Indebtedness of such Note Guarantor;

• rank pari passu in right of payment with all future Senior Subordinated Indebtedness of such Note Guarantor;

• are senior in right of payment to any future Subordinated Obligations of such Note Guarantor; and

• are effectively subordinated to any Secured Indebtedness of such Note Guarantor to the extent of the value of the assets securing such Indebtedness.

Principal, maturity and interest

We issued the notes in an aggregate principal amount of $100.0 million. The notes are limited to $100.0 million in aggregate principal amount and will mature on June 15, 2009. The notes are in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. On December 31, 2001, the Issuers redeemed $25.0 million aggregate principal amount of the notes and $75.0 million in aggregate principal amount remains outstanding.

Each note bears interest at a rate of 12 5/8% per annum from the Closing Date, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually on June 15 and December 15 of each year, commencing December 15, 1999 to Holders of record at the close of business on the June 1 or December 1 immediately preceding the interest payment date. We will pay interest on overdue principal and, to the extent lawful, overdue installments of interest at the rate borne by the notes.

Paying agent and registrar

We will pay the principal of, premium, if any, and interest on the notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as our agent in such matters. The location of the corporate trust office is 101 Barclay Street, New York, New York 10286. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional redemption

Except as set forth in the following paragraph, the Issuers may not redeem the notes prior to June 15, 2004. On or after that date, the Issuers may redeem the notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 15 of the years set forth below:

Redemption
Year	price

2004	106.313%
2005	104.208%
2006	102.104%
2007 and thereafter	100.000%

Prior to June 15, 2002, the Issuers may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by dj Orthopedics, Inc. to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Equity Interests (other than Disqualified Equity Interests) of the Company from the Company, at a redemption price equal to 112.625% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the notes remains outstanding; and

(2) any such redemption by the Issuers must be made within 90 days of such Equity Offering and must be made in accordance with certain procedures set forth in the indenture.

Pursuant to this provision, we redeemed $25 million aggregate principal amount of the notes on December 31, 2001 with a portion of the net cash proceeds received by dj Orthopedics, Inc.

and contributed by it to us from the initial public offering of common stock of dj Orthopedics, Inc.

Selection

If we partially redeem notes, the Trustee will select the notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount will be redeemed in part. If we redeem any note in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and liquidated damages, if any, on the notes to be redeemed.

Ranking

The notes are unsecured Senior Subordinated Indebtedness of the Issuers, are subordinated in right of payment to all existing and future Senior Indebtedness of each of the Issuers, rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of each of the Issuers and are senior in right of payment to all existing and future Subordinated Obligations of each of the Issuers. DJ Capital has no, and the terms of the indenture prohibit it from having any, obligations other than the notes and its guarantee of the credit facility. The notes also are effectively subordinated to any Secured Indebtedness of the Company, DJ Capital and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption “—Defeasance” will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The Company currently conducts certain of its operations through foreign subsidiaries, its only Subsidiaries (other than DJ Capital and dj Development). The Company’s foreign subsidiaries are not guarantors of the notes. The indenture does not restrict the ability of the Company to create, acquire or capitalize Subsidiaries in the future. Creditors of the Company’s foreign subsidiaries and any future Subsidiary that does not Guarantee the notes, including trade creditors and preferred equity holders (if any), generally will have priority with respect to the assets and earnings of such foreign subsidiary or such future Subsidiary over the claims of the Company’s and DJ Capital’s creditors, including Holders. The notes, therefore, are effectively subordinated to claims of creditors, including trade creditors and preferred equity holders (if any), of the Company’s foreign subsidiaries and any other Subsidiaries of the Company formed or acquired in the future that do not guarantee the notes. As of March 29, 2003, the total liabilities, including trade payables, of the Company’s foreign subsidiaries as reflected on the Company’s balance sheet, were approximately $1.1 million. Although the indenture limits the Incurrence of Indebtedness by and the issuance of Preferred Equity Interests of the Company’s foreign subsidiaries and certain of the Company’s future Subsidiaries, such limitation is subject to a number of significant qualifications.

As of March 29, 2003, there was outstanding:

(1) $15.8 million of Senior Indebtedness of the Company, all of which would have been Secured Indebtedness (exclusive of unused commitments under the revolving credit facility);

(2) no Senior Subordinated Indebtedness of the Company (other than the notes) and no indebtedness of the Company that is subordinate or junior in right of payment to the notes;

(3) no Indebtedness of DJ Capital (other than the notes and its guarantee in respect of the Credit Facility);

(4) no Senior Indebtedness of dj Orthopedics, Inc. or dj Development (other than their guarantee of Indebtedness under the Credit Facility); and

(5) no Senior Subordinated Indebtedness of dj Orthopedics, Inc. or dj Development (other than each of its Note Guarantee), and no Indebtedness of dj Orthopedics, Inc. or dj Development that is subordinate or junior in right of payment to its Note Guarantee.

On March 28, 2003, we made a prepayment of principal on the term loans totaling $20.0 million including the required prepayment.

Subject to certain conditions, the indenture permits us to incur substantial amounts of additional Indebtedness. Such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Indebtedness” below.

“Senior Indebtedness” of the Company, DJ Capital or any Note Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, DJ Capital or any Note Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and all other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Company, DJ Capital or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes or such Note Guarantor’s Note Guarantee; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of the Company to any Subsidiary of the Company or of any Note Guarantor or DJ Capital to the Company or any other Subsidiary of the Company;

(2) any liability for federal, state, local or other taxes owed or owing by the Company, DJ Capital or any Note Guarantor;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or obligation of the Company, DJ Capital or any Note Guarantor (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company, DJ Capital or such Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations;

(5) any obligations with respect to any Equity Interest; or

(6) any Indebtedness Incurred in violation of the indenture.

Only Indebtedness of the Company or DJ Capital that is Senior Indebtedness will rank senior to the notes. The notes will rank pari passu in all respects with all other Senior Subordinated Indebtedness of the Company or DJ Capital. The Issuers have agreed in the indenture that each of them will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in right of payment to Senior Indebtedness of such Issuer unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

The Issuers may not pay principal of, premium (if any) or interest on the notes, or make any deposit pursuant to the provisions described under Defeasance below, and may not otherwise repurchase, redeem or otherwise retire any notes (collectively, “pay the notes”) if:

(1) any Designated Senior Indebtedness of either of the Issuers is not paid when due; or

(2) any other default on such Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

(x) the default has been cured or waived and any such acceleration has been rescinded; or

(y) such Designated Senior Indebtedness has been paid in full;

provided, however, that the Issuers may pay the notes without regard to the foregoing if the Issuers and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

During the continuance of any default (other than a default described in clause (1) or (2) above) with respect to any Designated Senior Indebtedness of either Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuers may not pay the notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuers) of written notice, specified as a “Notice of Default” and describing with particularity the default under such Designated Senior Indebtedness (a “Blockage Notice”), of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice;

(2) by repayment in full of such Designated Senior Indebtedness; or

(3) because the default giving rise to such Blockage Notice is no longer continuing).

Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the second preceding sentence), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Issuers may resume payments on the notes after the end of such Payment Blockage Period.

Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company or DJ Capital to their respective creditors upon a total or partial liquidation or a total or partial dissolution of the Company or DJ Capital or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or DJ Capital or its property:

(1) the holders of Senior Indebtedness of the Company or DJ Capital, as the case may be, will be entitled to receive payment in full of such Senior Indebtedness before the Holders of the notes are entitled to receive any payment of principal of or interest on the notes; and

(2) until such Senior Indebtedness is paid in full, any payment or distribution to which Holders would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of the notes may receive Equity Interests and any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the notes.

If a payment or distribution is made to Holders of the notes that due to the subordination provisions of the indenture should not have been made to them, such Holders will be required to hold it in trust for the benefit of the holders of Senior Indebtedness of the Company or DJ Capital, as the case may be, and pay it over to them as their interests may appear.

If payment of the notes is accelerated because of an Event of Default, the Issuers or the Trustee shall promptly notify the holders of each Issuer’s Designated Senior Indebtedness (or their Representative) of the acceleration. If any such Designated Senior Indebtedness is outstanding, the Issuers may not pay the notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

By reason of the subordination provisions of the indenture, in the event of insolvency, creditors of the Issuers who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the notes, and creditors of the Issuers who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

Note guarantees

dj Orthopedics, Inc. and dj Development Corporation have, and certain future Subsidiaries of the Company (as described below) will, as primary obligors and not merely as sureties, jointly and severally unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the indenture (including obligations to the Trustee) and the notes, whether for payment of principal of or interest on or liquidated damages in respect of the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). Such Note Guarantors have agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee is limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company has agreed to cause each Domestic Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the notes. See “Certain Covenants—Future Note Guarantors” below.

The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee are subordinated in right of payment to the rights of holders of Senior Indebtedness of such Note Guarantor. The terms of the subordination provisions described above with respect to the Issuers’ obligations under the notes apply equally to a Note Guarantor and the obligations of such Note Guarantor under its Note Guarantee.

Each Note Guarantee is a continuing guarantee and shall:

• remain in full force and effect until payment in full of all the Guaranteed Obligations;

• be binding upon each Note Guarantor and its successors; and

• inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

Change of control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Issuers to repurchase all or any part of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (and, in the case of the old notes, liquidated damages, if any), to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to repurchase the notes pursuant to this covenant in the event that the Issuers have exercised their right to redeem all the notes under the terms of the section titled “Optional Redemption”:

(1) prior to the earlier to occur of

(A) the first public offering of common Equity Interests of dj Orthopedics, Inc.; or

(B) the first public offering of common Equity Interests of the Company, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Equity Interests of the Company or dj Orthopedics, Inc., whether as a result of issuance of securities of dj Orthopedics, Inc. or the Company, any merger, consolidation, liquidation or dissolution of dj Orthopedics, Inc. or the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Equity Interests of an entity (the “specified entity”) held by any other entity (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Equity Interests of the parent entity);

(2) (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) a person (including a Permitted Holder) shall be deemed to have “beneficial ownership” of all Equity Interests that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of any event or otherwise), directly or indirectly, of more than 35% of the total voting power of the Voting Equity Interests of the Company or dj Orthopedics, Inc.; and

(B) the Permitted Holders “beneficially own” (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Equity Interests of the Company or dj Orthopedics, Inc. than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Governing Board of the Company or dj Orthopedics, Inc., as the case may be (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Equity Interests of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Equity Interests of such parent entity and the Permitted Holders “beneficially own” (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Equity Interests of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Governing Board of such parent entity);

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Board of the Company or dj Orthopedics, Inc., as the case may be (together with any new persons (A) elected in accordance with the Members’ Agreement so long as such agreement is in effect or (B) whose election by such Governing Board of the Company or dj Orthopedics, Inc., as the case may be, or whose nomination for election by the equity holders of the Company or dj Orthopedics, Inc., as the case may be, was approved by a vote of at least a majority of the members of the Governing Board of the Company or dj Orthopedics, Inc., as the case may be, then still in office who were either members of the Governing Board at the beginning of such period or who were selected in accordance with the Members’ Agreement or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Governing Board of the Company or dj Orthopedics, Inc., as the case may be, then in office;

(4) the adoption of a plan relating to the liquidation or dissolution of the Company, DJ Capital or dj Orthopedics, Inc.;

(5) the merger or consolidation of the Company or dj Orthopedics, Inc. with or into another Person or the merger of another Person with or into the Company or dj Orthopedics, Inc., or the sale of all or substantially all the assets of the Company or dj Orthopedics, Inc. to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company or dj Orthopedics, Inc. that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Equity Interests of the Company or dj Orthopedics, Inc. are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Equity Interests of the surviving Person or transferee; or

(6) the Company ceases to own, of record or beneficially, all the Equity Interests of DJ Capital.

In the event that at the time of a Change of Control the terms of any agreement governing Indebtedness of the Company or its Subsidiaries restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

(1) repay in full all such Indebtedness or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

(2) obtain the requisite consent of the lenders under such agreements to permit the repurchase of the notes as provided for below.

If the Company does not obtain such consents or repay such Indebtedness, the Company will remain prohibited from repurchasing the notes pursuant to this covenant. In such event the Company’s failure to make an offer to purchase notes pursuant to this covenant would constitute an Event of Default under the indenture which in turn would constitute default under the Credit Facility. In such circumstances, the subordination provisions of the indenture would likely prohibit payments to Holders of the notes.

Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the Trustee (the Change of Control Offer) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest (and, in the case of the old notes, liquidated damages, if any) to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations among the Issuers and the initial purchaser of the old notes in the private offering. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers would decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers’ capital structures or credit ratings. Restrictions on the ability of the Issuers to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on the Conduct of Business of DJ Capital.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Facility. Future Senior Indebtedness may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers’ ability to pay cash to the Holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the indenture relative to the Issuers’ obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain covenants

The indenture contains covenants including, among others, the following:

Limitation on indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.00:1.00 if such Indebtedness was Incurred on or prior to December 31, 2000 and 2.25:1.00 if such Indebtedness is Incurred thereafter. Notwithstanding the foregoing, the Company will not permit DJ Capital to Incur any Indebtedness other than the notes and its guarantee in respect of the credit facility.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries (other than DJ Capital) may Incur the following Indebtedness:

(1) Indebtedness Incurred pursuant to the Credit Facility in an aggregate principal amount not to exceed $40.5 million at any one time outstanding less the aggregate amount of all repayments of principal of such Indebtedness pursuant to the covenant described under ”—Limitation on sales of assets and subsidiary equity interests”;

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that

(A) any subsequent issuance or transfer of any Equity Interests or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

(B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(C) if a Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is made pursuant to an intercompany note; and

(D) if a Note Guarantor is the obligor on such Indebtedness, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor

(3) Indebtedness

(A) represented by the notes and the Note Guarantees;

(B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above);

(C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness Refinancing Indebtedness) or the foregoing paragraph (a); and

(D) consisting of Guarantees of any Indebtedness permitted under clauses (1) and (2) of this paragraph (b);

(4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); and

(B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

(5) Indebtedness of the Company or a Restricted Subsidiary

(A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business; and

(B) under Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that such Interest Rate Agreements or Currency Agreements do not increase the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), equipment or other assets (in each case whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (6) and all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (6), does not exceed $10.0 million;

(7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

(8) Indebtedness of the Company and its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the indenture, other than Guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition; provided, however, that

(A) such Indebtedness is not reflected on the consolidated balance sheet of the Company; and

(B) the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Governing Board of noncash proceeds (the fair market value of such noncash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition; or

(9) Indebtedness of the Company and its Restricted Subsidiaries (in addition to Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, shall not exceed $15.0 million.

(c) Notwithstanding the foregoing, the Company may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. The Company may not Incur any Indebtedness if such Indebtedness is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations secured by Liens on the assets of any entity existing at the time such entity is acquired by, and becomes a Restricted Subsidiary of, the Company, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens

(1) are not created, incurred or assumed in connection with, or in contemplation of such entity being acquired by the Company; and

(2) do not extend to any other assets of the Company or any of its Subsidiaries.

A Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in right of payment to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. In addition, a Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations of such Note Guarantor secured by Liens on the assets of any entity existing at the time such entity is acquired by such Note Guarantor, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens

(1) are not created, incurred or assumed in connection with or in contemplation of such assets being acquired by such Note Guarantor; and

(2) do not extend to any other assets of the Company or any of its Subsidiaries

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1) Indebtedness Incurred pursuant to the Credit Facility prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

(2) Guarantees or obligations in respect of letters of credit relating to Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) The principal amount of any Disqualified Equity Interests or Preferred Equity Interests shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the maximum liquidation preference;

(4) The principal amount of Indebtedness, Disqualified Equity Interests or Preferred Equity Interests issued at a price less than the principal amount thereof, the maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with Generally Accepted Accounting Principles (GAAP);

(5) If such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof shall be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was Incurred;

(6) The accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends or distributions in the form of additional Equity Interests shall not be deemed an incurrence of Indebtedness for purposes of this covenant;

(7) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(8) In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution of any kind on or in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the direct or indirect holders (in their capacities as such) of its Equity Interests except dividends or distributions payable solely in its Equity Interests (other than Disqualified Equity Interests) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has equity holders other than the Company or other Restricted Subsidiaries, to its other equity holders on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Equity Interests of dj Orthopedics, Inc. (or any other direct or indirect parent company of the Company), the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than

(A) the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition; and

(B) Indebtedness described in clause (2) of paragraph (b) of the covenant described under “Limitation on indebtedness”); or

(4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on indebtedness”; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board, whose determination will be conclusive and evidenced by a resolution of the Governing Board) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are publicly available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

(ii) the aggregate Net Cash Proceeds received by the Company

• as capital contributions to the Company after the Closing Date; or

• from the issue or sale of its Equity Interests (other than Disqualified Equity Interests) subsequent to the Closing Date (other than a capital contribution from or an issuance or sale to

• Subsidiary of the Company; or

• an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries);

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing

Date which is convertible or exchangeable for Equity Interests (other than Disqualified Equity Interests) of dj Orthopedics, Inc. or the Company (less the amount of any cash or the fair market value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

(iv) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash from the sale or other disposition (other than to

• the Company or a Subsidiary of the Company; or

• an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries)

of Restricted Investments made by the Company or any Restricted Subsidiary after the Closing Date and from repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary by any Person (other than

• the Company or any of its Subsidiaries; or

• an employee equity ownership or participation plan or other trust established by the Company or any of its Restricted Subsidiaries)

and from repayments of loans or advances which constituted Restricted Investments; provided, however, that the amount included in this clause (iv) with respect to any particular Restricted Investment shall not exceed the amount of cash expended by the Company or any Restricted Subsidiary in connection with making such Restricted Investment; and

(v) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from

• payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries; or

• the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any purchase, repurchase, retirement or other acquisition or retirement for value of, or other distribution in respect of, Equity Interests of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or capital contributions to the Company after the Closing Date (other than Disqualified Equity Interests and other than Equity Interests issued or sold to, or capital contributions from, a Subsidiary of the Company or an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

(A) such Restricted Payment will be excluded in the calculation of the amount of Restricted payments; and

(B) the Net Cash Proceeds from such sale or capital contribution applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of

(A) Equity Interests of dj Orthopedics, Inc. or the Company (other than Disqualified Equity Interests) or;

(B) Subordinated Obligations of the Company or a Restricted Subsidiary that are permitted to be Incurred pursuant to the covenant described under “Limitation on Indebtedness”;

provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

(3) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “—Limitation on sales of assets and subsidiary equity interests”; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

(4) dividends or other distributions paid to holders of, or redemptions from holders of, Equity Interests within 60 days after the date of declaration thereof, or the giving of formal notice of redemption, if at such date of declaration such dividends or other distributions or redemptions would have complied with this covenant; provided, however, that such dividend, distribution or redemption will be included in the calculation of the amount of Restricted Payments;

(5) payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) and (B) below; provided, however, that such dividend, distribution or amount set forth in clause (A) shall be excluded and in clause (B) shall be included in the calculation of the amount of Restricted Payments for the purposes of paragraph (a) above:

(A) to dj Orthopedics, Inc. in amounts equal to the amounts required for dj Orthopedics, Inc. to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of dj Orthopedics, Inc., including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses of being a public company, including, all costs and expenses with respect to filings with the SEC, of up to $500,000 per fiscal year; and

(B) to dj Orthopedics, Inc. in amounts equal to amounts expended by dj Orthopedics, Inc. to repurchase Equity Interests of dj Orthopedics, Inc. owned by officers, directors, consultants and employees or former officers, directors, consultants or employees of dj Orthopedics, Inc., the Company or its Subsidiaries or their assigns, estates and heirs; provided, however, that the aggregate amount of dividends, distributions or other amounts to dj Orthopedics, Inc. pursuant to this clause (B) shall not, in the aggregate, exceed $3.0 million per fiscal year of the Company, up to a maximum aggregate amount of $7.0 million during the term of the indenture;

(6) for so long as the Company is treated as a pass-through entity for United States Federal income tax purposes, Tax Distributions; provided, however, that such Tax Distributions shall be excluded in the calculation of the amount of Restricted Payments;

(7) dividends or distributions to dj Orthopedics, Inc. in amounts equal to amounts required for dj Orthopedics, Inc. to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries); provided, however, that such distributions shall be excluded in the calculation of the amount of Restricted Payments;

(8) the payment of dividends or distributions to dj Orthopedics, Inc. to fund the payment by dj Orthopedics, Inc. of dividends on common Equity Interests of dj Orthopedics, Inc. following the first public offering of common Equity Interests of dj Orthopedics, Inc. after the Closing Date, of up to 6% per annum of the net proceeds contributed to the Company by dj Orthopedics, Inc. from such public offering; provided, however, that such dividends or distributions will be included in the calculation of the amount of Restricted Payments; or

(9) dividends or distributions to DonJoy, L.L.C. in an amount equal to the purchase price adjustment, if any, which DonJoy, L.L.C. was required to pay to Smith & Nephew in connection with the recapitalization pursuant to Article III of the recapitalization agreement as such agreement is in effect on the Closing Date; provided, however, that such distributions shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on restrictions on distributions from restricted subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Equity Interests or pay any Indebtedness or other obligations owed to the Company;

(2) make any loans or advances to the Company; or

(3) transfer any of its property or assets to the Company, except:

(A) any encumbrance or restriction pursuant to applicable law or any applicable rule, regulation or order, or an agreement in effect at or entered into on the Closing Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Equity Interests or Indebtedness of such Restricted Subsidiary, in each case Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Equity Interests or Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in such predecessor agreements;

(D) in the case of clause (3), any encumbrance or restriction

(i) that restricts in a customary manner the assignment of any lease, license or similar contract or the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract;

(ii) that is or was created by virtue of any transfer of, agreement to transfer or option or right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

(iii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements; or

(iv) encumbrances or restrictions relating to Indebtedness permitted to be Incurred pursuant to clause (b)(6) of the covenant described under “— Limitation on Indebtedness” for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired;

(E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

(G) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business.

Limitation on sales of assets and subsidiary equity interests. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the Equity Interests and assets subject to such Asset Disposition;

(2) at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of

(A) cash or Temporary Cash Investments,

(B) properties and assets to be owned by the Company or any Restricted Subsidiary and used in a Permitted Business, or

(C) Voting Equity Interests in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Company; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

          (A) first,

(i) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Equity Interests) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than Preferred Equity Interests); or

(ii) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary or the application by the Company of the Net Available Cash received by a Restricted Subsidiary of the Company), in each case within 320 days from the later of such Asset Disposition or the receipt of such Net Available Cash, provided that pending the final application of any such Net Available Cash, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the indenture;

(B) second, within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after such application in accordance with clause (A), to make an Offer (as defined below) to purchase notes pursuant to and subject to the conditions set forth in section (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the notes and other Senior Subordinated Indebtedness of the Company; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) (other than the proviso thereof) and (B), for any general corporate purpose not restricted by the terms of the indenture; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $5.0 million.

For the purposes of this covenant, the following are deemed to be cash:

• the assumption of any liabilities of the Company (other than Disqualified Equity Interests of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such liabilities in connection with such Asset Disposition; and

• securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

(b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(3)(B) of this covenant, the Issuers will be required to purchase notes (and other Senior Subordinated Indebtedness) tendered pursuant to an offer by the Issuers for the notes (and other Senior Subordinated Indebtedness) (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription), set forth in the indenture. If the aggregate purchase price of notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other Senior Subordinated Indebtedness), the Company may apply the remaining Net Available Cash for any general corporate purpose not restricted by the terms of the Indenture. The Issuers will not be required to make an Offer for notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (a)(3)(A)) is less than $5.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of the Offer, the amount of Net Available Cash shall be reduced to zero.

(c) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on transactions with affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million,

(A) are set forth in writing, and

(B) except as provided in clause (a)(3) below, have been approved by a majority of the members of the Governing Board having no personal stake in such Affiliate Transaction (if any such members exist); and

(3) that, in the event

(A) such Affiliate Transaction involves an amount in excess of $5.0 million; or

(B) if there are no members of the Governing Board having no personal stake in such Affiliate Transaction and such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment permitted to be paid pursuant to the covenant described under “Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, options to purchase Equity Interests of dj Orthopedics, Inc. or the Company and equity ownership or participation plans approved by the Governing Board;

(3) the grant of options (and the exercise thereof) to purchase Equity Interests of dj Orthopedics, Inc. or the Company or similar rights to employees and directors of dj Orthopedics, Inc. or the Company pursuant to plans approved by the Governing Board;

(4) loans or advances to officers, directors or employees in the ordinary course of business, but in any event not to exceed $1.5 million in the aggregate outstanding at any one time;

(5) the payment of reasonable fees to directors of dj Orthopedics, Inc. or the Company and its Subsidiaries who are not employees of dj Orthopedics, Inc. or the Company or its Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with the officers, directors or employees of the Company and its Restricted Subsidiaries;

(6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(7) the provision by Persons who may be deemed Affiliates or stockholders of the Company (other than J.P. Morgan Partners (f/k/a Chase Capital Partners) and Persons controlled by J.P. Morgan Partners) of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services to the Company or its Subsidiaries;

(8) sales of Equity Interests to Permitted Holders approved by a majority of the members of the Governing Board who do not have a material direct or indirect financial interest in or with respect to the transaction being considered;

(9)	(A) the existence or performance by the Company or any Restricted Subsidiary under any agreement as in effect as of the Closing Date or any amendment thereto or replacement agreement therefor or any transaction contemplated thereby (including pursuant to any amendment thereto or replacement agreement therefor) so long as such amendment or replacement is not more disadvantageous to the Holders of the notes in any material respect than the original agreement as in effect on the Closing Date; and

(B) the execution, delivery and performance of the contemplated agreement among the Company, dj Orthopedics, Inc. and Charles T. Orsatti described in this prospectus under the heading “Related Party Transactions— Transactions with Affiliates”; provided that the amount payable to Mr. Orsatti pursuant to such agreement shall not exceed $250,000 per year;

(10) any tax sharing agreement or payments pursuant thereto among the Company and its Subsidiaries and any other Person with which the Company or its Subsidiaries is required or permitted to file a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is or could be part of a consolidated group for tax purposes, which payments are not in excess of the tax liabilities attributable solely to the Company and its Restricted Subsidiaries (as a consolidated group); or

(11) any contribution to the capital of the Company by dj Orthopedics, Inc. or any purchase of Equity Interests of the Company by dj Orthopedics, Inc.

SEC reports. Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (if permitted by SEC practice and applicable law and regulations) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC (or if not permitted, within 15 days after it would have otherwise been required to file them with the SEC), copies of the Company’s or dj Orthopedics, Inc.’s annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following an Equity Offering, the Issuers shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to equity holders and any other information provided by the Company or dj Orthopedics, Inc. to its public equity holders generally. The Issuers also will comply with the other provisions of Section 314(a) of the TIA.

Future Note Guarantors. The Company will cause each Domestic Subsidiary to become a Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the indenture pursuant to which such Domestic Subsidiary will Guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Domestic Subsidiary without rendering the Note Guarantee, as it relates to such Domestic Subsidiary, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

Limitation on the Conduct of Business of DJ Capital. DJ Capital will not conduct any business or other activities, own any property, enter into any agreements or Incur any Indebtedness or other liabilities, other than in connection with serving as an Issuer and obligor with respect to the notes and its guarantee in respect of the credit facility.

Merger and consolidation

Neither the Company nor DJ Capital will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; provided, however, that the Company may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person if:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness”; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

In addition, the Company will not permit any Note Guarantor (other than dj Orthopedics, Inc.) to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding any of the foregoing:

(A) any Restricted Subsidiary (other than DJ Capital) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or a Subsidiary that is a Note Guarantor; and

(B) the Company may merge with an Affiliate incorporated solely for

• the purpose of incorporating the Company; or

• organizing the Company in another jurisdiction to realize tax or other benefits.

Defaults

Each of the following is an Event of Default:

(1) a default in any payment of interest or liquidated damages on any note when due and payable, whether or not prohibited by the provisions described under “Ranking” above, continued for 30 days;

(2) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under “Ranking” above;

(3) the failure by either Issuer to comply with its obligations under the covenant described under “Merger and Consolidation” above;

(4) the failure by either Issuer to comply for 30 days after written notice (specifying the default and demanding that the same be remedied) with any of its obligations under the covenants described under “Change of Control” or “Certain Covenants” above (in each case, other than a failure to purchase notes);

(5) the failure by either Issuer or any Note Guarantor to comply for 60 days after written notice (specifying the default and demanding that the same be remedied) with its other agreements contained in the notes or the indenture;

(6) the failure by either Issuer or any Restricted Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the “cross acceleration provision”) and such failure continues for 10 days after receipt of the notice specified in the indenture;

(7) certain events of bankruptcy, insolvency or reorganization of either Issuer or a Significant Subsidiary (the “bankruptcy provisions”);

(8) the rendering of any judgment or decree for the payment of money in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing) or its foreign currency equivalent against the Company, DJ Capital or a Restricted Subsidiary of the Company if:

(A) an enforcement proceeding thereon is commenced by any creditor; or

(B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(9) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms such Note Guarantor’s obligations under the Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body. However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clauses (4), (5), (6) or (9) after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or DJ Capital) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes by written notice to the Issuers and the Trustee specifying the Event of Default and that it is a “notice of acceleration” may declare the principal of and accrued but unpaid interest and liquidated damages on all the notes to be due and payable. Upon such a declaration, such principal and interest and liquidated damages will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or DJ Capital occurs, the principal of and interest and liquidated damages on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy;

(3)such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuers are taking or propose to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the indenture or the notes may be amended with the written consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest or any liquidated damages on any note;

(3) reduce the principal of or extend the Stated Maturity of any note;

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “Optional redemption” above;

(5) make any note payable in money other than that stated in the note;

(6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder;

(7) impair the right of any Holder to receive payment of principal of, and interest or any liquidated damages on, such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(8) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(9) modify the Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Issuers and Trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or DJ Capital (or any representative thereof) under such subordination provisions;

(5) add additional Guarantees with respect to the notes;

(6) secure the notes;

(7) add to the covenants of the Issuers for the benefit of the Holders or to surrender any right or power conferred upon the Issuers;

(8) make any change that does not materially and adversely affect the rights of any Holder, subject to the provisions of the indenture;

(9) provide for the issuance of the notes; or

(10) comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA.

However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company, DJ Capital or any Note Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Issuers are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and exchange

Subject to compliance with the restrictions on transfer and exchange set forth in the Indenture, a Holder will be able to transfer or exchange notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes required by law or permitted by the Indenture. The Issuers will not be required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the Holder will be treated as the owner of such note for all purposes.

Defeasance

The Issuers may at any time terminate all their obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. In addition, the Issuers may at any time terminate:

(1) their obligations under the covenants described under “Change of Control” and “Certain Covenants”;

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under “Defaults” above and the limitations contained in clauses (3) under the first paragraph of “Merger and Consolidation” above (“Covenant Defeasance”).

In the event that the Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect to Significant Subsidiaries only), (8) or (9) under Defaults above or because of the failure of the Issuers to comply with clause (3) under the first paragraph of “Merger and Consolidation” above.

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

The Bank of New York is to be the Trustee under the indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the notes.

Governing law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain definitions

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Equity Interests) to be used by the Company or a Restricted Subsidiary in a Permitted Business or any improvements to any property or assets that are used by the Company or a Restricted Subsidiary in a Permitted Business;

(2) Equity Interests of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interests by the Company or another Restricted Subsidiary; or

(3) Equity Interests constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the provisions described under “—Certain Covenants—Limitation on transactions with affiliates” and “—Certain Covenants—Limitation on sales of assets and subsidiary equity interests” only, “Affiliate” shall also mean any beneficial owner of Equity Interests representing 5% or more of the total voting power of the Voting Equity Interests (on a fully diluted basis) of dj Orthopedics, Inc. (or any other direct or indirect parent company of the Company) or the Company or of rights or warrants to purchase such Voting Equity Interests (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any Equity Interests of a Restricted Subsidiary (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

(B) for purposes of the provisions described under “—Certain Covenants—Limitation on sales of assets and subsidiary equity interests” only, the making of a Permitted Investment or a disposition subject to the covenant described under “—Certain Covenants—Limitation on restricted payments”;

(C) a disposition of obsolete or worn out property or equipment or property or equipment that is no longer useful in the conduct of business of the Company and its Restricted Subsidiaries; and

(D) any other disposition of assets with a fair market value, as conclusively determined by senior management of the Company in good faith, of less than $500,000.

“Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Equity Interests, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity Interests multiplied by the amount of such payment by

(2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Facility and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Closing Date” means the date of the indenture.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are publicly available ending prior to the date of such determination to

(2) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

(A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with and into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted

Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment or acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that

(a) would be permitted pursuant to Article XI of Regulation S-X under the Securities Act; or

(b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Governing Board of any closing) of any facility, as applicable, provided that, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states

• the amount of such adjustment or adjustments;

• that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution; and

• that any related Incurrence of Indebtedness is permitted pursuant to the Indenture.

In addition, to the extent not covered by the foregoing, if the Transactions have occurred in the four quarter period used to determine the Consolidated Coverage Ratio, then the Consolidated Coverage Ratio shall be determined giving pro forma effect on the basis given in the offering memorandum dated June 17, 1999 used in connection with the private offering of the old notes to the Transactions, with all calculations relating thereto to be made at the date of determination by the Company’s chief financial officer, and set forth in an Officer’s Certificate signed by the chief financial officer and another Officer and meeting the requirements for the Officer’s Certificate described in the preceding sentence.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement or Currency Agreement applicable to such Indebtedness if such Interest Rate Agreement or Currency Agreement has a remaining term as at the date of determination in excess of 12 months).

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization and write-off of debt issuance costs) plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/ Leaseback Transaction;

(2) amortization of debt discount;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing;

(6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary;

(7) net costs associated with Hedging Obligations (including amortization of fees);

(8) dividends and distributions in respect of all Disqualified Equity Interests of the Company and all Preferred Equity Interests of any of the Subsidiaries of the Company, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary;

(9) interest Incurred in connection with investments in discontinued operations; and

(10) the cash contributions to any employee equity ownership or participation plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the limitations contained in clause (4), (5) and (6) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) other than for purposes of clauses (D) and (E) of the definition of Consolidated Coverage Ratio, any net income (or loss) of any Person acquired by the Company or a

Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions or loans or intercompany advances by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the limitations contained in clause (4), (5) and (6) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed, loaned or advanced by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, distribution, loan or advance (subject, in the case of a dividend, distribution, loan or advance made to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Equity Interests of any Person;

(5) any extraordinary gain or loss; and

(6) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain covenants—Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(v) thereof.

“Consolidation” means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Agreement” means the credit agreement dated as of the Closing Date among the Company, dj Orthopedics, Inc., as successor for DonJoy, L.L.C., the lenders named therein, Wachovia Bank, National Association, as administrative agent, and collateral agent, and The Chase Manhattan Bank, as syndication agent, in each case as amended, modified, supplemented, restated, renewed, refunded, replaced, restructured, repaid or refinanced from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) whether with the original agents and lenders or otherwise and whether provided under the original credit agreement or other credit agreements or otherwise.

“Credit Facility” means the bank credit facility among dj Ortho, DJ Capital, dj Orthopedics, the financial institutions participating as lenders, Wachovia Bank, National Association, as administrative agent and collateral agent, and JPMorgan Chase Bank, as syndication agent. The bank credit facility provides for (1) the term loan in an aggregate principal amount of $15.5 million, which was borrowed to finance a portion of the recapitalization, (2) an additional term loan in an aggregate principal amount of $24.0 million, which was borrowed to finance the Orthotech acquisition, and (3) the revolving bank credit facility providing for revolving loans to dj Ortho, swingline loans to dj Ortho and the issuance of letters of credit on account of dj Ortho in an aggregate principal amount (including swingline loans and the aggregate stated amount of letters of credit) of $25.0 million.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event, which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Indebtedness” of the Company means

(1) the Bank Indebtedness; and

(2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $15.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the indenture.

“Designated Senior Indebtedness” of DJ Capital or a Note Guarantor has a correlative meaning.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Equity Interests (excluding Equity Interests convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary, provided, that any such conversion or exchange shall be deemed an issuance of Indebtedness or an issuance of Disqualified Equity Interests, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in each case on or prior to 91 days after the Stated Maturity of the notes; provided, however, that only the portion of the Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Equity Interests; provided, further, any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Equity Interests if the “asset sale” or change of control provisions applicable to such Equity Interests provide that such Person may not repurchase or redeem such Equity Interests pursuant to such provisions unless such Person has first complied with the provisions described under “Change of control” and the provisions of the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary equity interests”, as applicable; and provided, further that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, shall not be deemed Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“EBITDA” for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) income tax expense of the Company and its Consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

(4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

(5) other non-cash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended, loaned or advanced to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its equity holders.

“Equity Interest” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Equity Interests, but excluding any debt securities convertible into such equity.

“Equity Offering” means any public or private sale of common Equity Interests of the Company or dj Orthopedics, Inc., as applicable, other than public offerings with respect to the Company’s or dj Orthopedics, Inc.’s common Equity Interests registered on Form S-8 or other issuances upon exercise of options by employees of the Company or any of its Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Management Stockholders” means each of Leslie H. Cross, Cyril Talbot III and Michael R. McBrayer.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entities as are approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

“Governing Board” of the Company or any other Person means, (i) the managing member or members or any controlling committee of members of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the board of directors of the Company or such Person, if the Company or such Person is a corporation or (iii) any similar governing body.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term Guarantee used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Income Tax Liabilities” means an amount determined by multiplying

(a) (1) all taxable income and gains of the Company for such calendar year (the “Taxable Amount”) minus

(2) an amount (not to exceed the Taxable Amount for such calendar year) equal to all losses of the Company in any of the three prior calendar years that have not been previously subtracted pursuant to this clause (2) from the Taxable Amount for any prior year by

(b) forty-four percent (44%).

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Equity Interests of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and other accrued liabilities arising in the ordinary course of business which are not overdue), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests or, with respect to any Subsidiary of such Person, any Preferred Equity Interests (but excluding, in each case, any accrued dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the fair market value of such asset at such date of determination; and

(B) the amount of such Indebtedness of such other Persons;

(8) to the extent not otherwise included in this definition, the net obligations under Hedging Obligations of such Person;

(9)	to the extent not otherwise included, the amount then outstanding

(i.e., advanced, and received by, and available for use by, such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing); and

(10) all obligations of the type referred to in clauses (1) through (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of Unrestricted Subsidiary and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer,

in each case as determined in good faith by

• the senior management of the Company if the amount thereof is less than $1.0 million; and

• the Governing Board if in excess thereof.

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Members’ Agreement” means the Members’ Agreement among DonJoy, L.L.C, J.P. Morgan DJ Partners, LLC (f/k/a Chase DJ Partners, LLC), First Union Investors, Inc., Leslie H. Cross, Cyril Talbot III and Michael R. McBrayer, as such agreement shall be in effect on the Closing Date and any amendments, modifications, supplements or waivers thereto (collectively, “amendments”), other than any such amendment to the provisions thereof relating to the election or appointment of members of the Governing Board of the Company or DonJoy, L.L.C., that are materially adverse to the Holders of the notes.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantee” means each Guarantee of the obligations with respect to the notes issued by a Person pursuant to the terms of the indenture. Each such Note Guarantee will have subordination provisions equivalent to those contained in the indenture and will be substantially in the form prescribed in the indenture.

“Note Guarantor” means any Person that has issued a Note Guarantee.

“Officer” of either Issuer, as the case may be, means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of such Issuer.

“Officers’ Certificate” of either Issuer, as the case may be, means a certificate signed by two Officers of such Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Business” means the design, manufacture and/or marketing of orthopedic products, devices, accessories or services, other medical products, devices, accessories or services or any businesses that are reasonably related, ancillary or complementary thereto.

“Permitted Holders” means each of

(1) J.P. Morgan Partners, LLC (the successor of Chase Capital Partners) and its Affiliates;

(2) J.P. Morgan DJ Partners (f/k/a Chase DJ Partners, LLC) and its Affiliates;

(3) First Union Capital Corporation and its Affiliates;

(4) J.P. Morgan Fairfield Partners, LLC (f/k/a Fairfield Chase Medical Partners, LLC) and its Affiliates;

(5) Charles T. Orsatti and his Related Parties;

(6) the Existing Management Stockholders and their Related Parties; and

(7) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company’s or dj Orthopedics, Inc.’s Equity Interests.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than DJ Capital); provided, however, that such Person’s primary business is a Permitted Business;

(3) Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary (other than DJ Capital) if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to officers, directors, consultants or employees made in the ordinary course of business and not exceeding $1.5 million in the aggregate outstanding at any one time;

(7) Equity Interests, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on sale of assets and subsidiary equity interests”;

(9) Hedging Obligations entered into in the ordinary course of business;

(10) endorsements of negotiable instruments and documents in the ordinary course of business;

(11) assets or Equity Interests of a Person acquired by the Company or a Restricted Subsidiary to the extent the consideration for such acquisition consists of Equity Interests (other than Disqualified Equity Interests) of the Company or dj Orthopedics, Inc.;

(12) Investments in existence on the Closing Date;

(13) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation; and

(14) additional Investments having an aggregate fair market value (as determined in good faith by (i) senior management of the Company if such fair market value is less than $1.0 million or (ii) by the Governing Board of the Company if in excess thereof), taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed the greater of 10% of Total Assets or $10.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Equity Interests”, as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) that are preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

“Principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the indenture (including Indebtedness of the Company or a Restricted Subsidiary that Refinances Refinancing Indebtedness); provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) (whether in U.S. dollars or a foreign currency) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) (in U.S. dollars or such foreign currency, as applicable) then outstanding (plus, without duplication, accrued interest, fees and expenses, including premium and defeasance costs) of the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes or a Note Guarantee of a Note Guarantor, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Note Guarantee at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company; or

(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Parties” means with respect to a Person that is a natural person

(a) (1) any spouse, parent or lineal descendant of such Person; or

(2) the estate of such Person during any period in which such estate holds Equity Interests of dj Orthopedics, Inc. or the Company for the benefit of any person referred to in clause (a)(1); and

(b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means DJ Capital and any other Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or DJ Capital secured by a Lien. “Secured Indebtedness” of a Note Guarantor has a correlative meaning.

“Senior Subordinated Indebtedness” of the Company means the notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. “Senior Subordinated Indebtedness” of DJ Capital or a Note Guarantor has a correlative meaning.

“Significant Subsidiary” means any Restricted Subsidiary that would be a Significant Subsidiary of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. “Subordinated Obligation” of DJ Capital or a Note Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of Equity Interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Tax Distribution” means any distribution by the Company to its members which

(1) with respect to quarterly estimated tax payments due in each calendar year, shall be equal to twenty-five percent (25%) of the Income Tax Liabilities for such calendar year as estimated in writing by the chief financial officer of the Company; and

(2) with respect to tax payments to be made with income tax returns filed for a full calendar year or with respect to adjustments to such returns imposed by the Internal Revenue Service or other taxing authority, shall be equal to the Income Tax Liabilities for each calendar year minus the aggregate amount distributed for such calendar year as provided in clause (1) above.

In the event the amount determined under clause (2) is a negative amount, the amount of any Tax Distributions in the succeeding calendar year (or, if necessary, any subsequent calendar years) shall be reduced by such negative amount.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed or insured by the United States of America or any agency or instrumentally thereof;

(2) investments in checking accounts, savings accounts, time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. (“S&P”);

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s Investors Service, Inc.; and

(6) investments in money market funds that invest substantially all of their assets in securities of the types described in clauses (1) through (5) above.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Closing Date.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” has the meaning specified in the offering memorandum dated June 17, 1999 used in connection with the private offering of the old notes.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Governing Board may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company), other than DJ Capital, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests in or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

•	the Subsidiary to be so designated has total Consolidated assets of $1,000 or less; or

•	if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “Limitation on restricted payments”.

The Governing Board may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

•	the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain covenants—Limitation on indebtedness”; and

•	no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Governing Board shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Board giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Equity Interests” of a Person means the Equity Interests in a corporation or other Person with voting power under ordinary circumstances (without regard to the occurrence of any contingency) entitling the holders thereof to elect or appoint the board of managers, board of directors, executive committee, management committee or other governing body of such corporation or Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Equity Interests of which (other than directors’ qualifying Equity Interests) are owned by the Company or another Wholly Owned Subsidiary.

Book-entry; delivery and form

The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC, or Euroclear Bank S.A./N.V., or Cedel Bank, societe anonyme.

Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

All interests in the global notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems.

Certain book-entry procedures for the global notes

The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither the Issuers, dj Orthopedics, Inc. nor dj Development takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is

(1) a limited purpose trust company organized under the laws of the State of New York;

(2) a “banking organization” within the meaning of the New York Banking Law;

(3) a member of the Federal Reserve System;

(4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

(5) a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

The Issuers, dj Orthopedics, Inc. and dj Development, expect that pursuant to procedures established by DTC ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note

• will not be entitled to have notes represented by such global note registered in their names;

• will not receive or be entitled to receive physical delivery of certificated notes; and

• will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither the Issuers, dj Orthopedics, Inc. nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the notes under the indenture. Under the terms of the indenture, the Issuers, dj Orthopedics, Inc. and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Issuers, dj Orthopedics, Inc. nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterpart in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a global note by or through a Euroclear or Cedel participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC’s settlement date.

Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuers, dj Orthopedics, Inc., dj Development nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated notes

If

• the Company notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation;

• the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture; or

• upon the occurrence of certain other events as provided in the indenture;

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither the Issuers, dj Orthopedics, Inc., dj Development nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

Plan of distribution

This prospectus has been prepared for use by J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market-making transactions effected from time to time. J.P. Morgan Securities Inc. may act as a principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. The Issuers will not receive any of the proceeds of these sales. J.P. Morgan Securities Inc. has no obligation to make a market in the notes and may discontinue its market-making at any time, without notice, at its sole discretion. The Issuers have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute payments which J.P. Morgan Securities Inc. might be required to make in respect thereof.

As of March 31, 2003, affiliates of J.P. Morgan Securities Inc. own approximately 45.6% of the common stock of dj Orthopedics, Inc. See “Prospectus Summary- Relationship with J.P. Morgan Securities Inc.” for a summary of our relationships with J.P. Morgan Securities Inc. and its affiliates.

Legal matters

The validity of the notes offered hereby and the guarantee of dj Orthopedics, Inc. has been passed upon for the Issuers and dj Orthopedics, Inc. by O’Sullivan LLP, New York, New York. The validity of the guarantee of dj Orthopedics Development Corporation has been passed upon for the Issuers by Latham & Watkins, San Diego, California.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Incorporation of certain information by reference

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the notes offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of the notes covered by this prospectus is completed:

• Our Annual Report on Form 10-K for the year ended December 31, 2002; and

• Our Quarterly Report on Form 10-Q for the three months ended March 29, 2003.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Director, Investor Relations

dj Orthopedics, Inc.
2985 Scott Street
Vista, CA 92083
1-800-336-5690
www.djortho.com

dj Orthopedics, Inc. is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with those requirements, files periodic reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any reports, documents and other information we have filed at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the public reference room and its copy charges.

You should consider any statement contained in a document incorporated by reference into this prospectus to be modified or superceded to the extent that a statement contained in this prospectus or in any prospectus supplement or in any subsequently filed document that is also incorporated by reference into this prospectus, modifies or conflicts with the earlier statement. You should not consider any statement modified or superceded, except as modified or superceded, to constitute a part of this prospectus.

12 5/8% Senior Subordinated Notes Due 2009

dj Orthopedics, LLC

DJ Orthopedics Capital Corporation

Part II

Information not required in prospectus

Item 14.     Other expenses of issuance and distribution

The following table sets forth the various expenses (in millions) incurred by the Registrants in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts and commissions.

SEC registration fee	$.03
Accounting fees and expenses	.10
Legal fees and expenses	1.04
Printing and engraving expenses	.20
Miscellaneous fees and expenses	4.53

Total	$5.90

Item 15.     Indemnification of directors and officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Pursuant to Section 102(b)(7) of the DGCL, the Certificate of Incorporation of each of DJ Capital, dj Development and dj Orthopedics, Inc. provides that the directors of DJ Capital, dj Development and dj Orthopedics, Inc., individually or collectively, shall not be held personally liable to DJ Capital, dj Development or dj Orthopedics, Inc., as the case may be, or their stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (1) for any breach of the director’s fiduciary duty of loyalty to DJ Capital, dj Development or dj Orthopedics, Inc. as the case may be, or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) for liability under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The by-laws of DJ Capital, dj Development and dj Orthopedics, Inc. provide for indemnification of their officers and directors to the full extent authorized by law.

Section 18-108 of the Delaware Limited Liability Company Act (the “Act”) provides that, subject to such standards and restrictions, if any, as are set forth in a limited liability company’s operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The by-laws of the Company provide that the Company shall, to the fullest extent authorized under the Act, indemnify and hold harmless against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered, any manager or officer of the Company, including indemnification for negligence or gross negligence but excluding indemnification (i) for acts or omissions involving actual fraud or willful misconduct or (ii) with respect to any transaction from which the indemnitee derived an improper personal benefit.

Item 16.     Exhibits

3.1	Amended and Restated Operating Agreement of dj Orthopedics, LLC (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (File No. 333-86835))
3.2	Amended and Restated Certificate of Incorporation of dj Orthopedics, Inc. (Incorporated by reference to Exhibit 4.1 to the Registration Statement of dj Orthopedics, Inc. on Form S-8 (File No. 333-73966))
3.3	Certificate of Amendment to Certificate of Incorporation of DJ Orthopedics Capital Corporation (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 (File No. 333-86835))
3.4	By-laws of dj Orthopedics, LLC (Incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4 (File No. 333-86835))
3.5	Amended and Restated By-laws of dj Orthopedics, Inc (Incorporated by reference to Exhibit 4.2 to the Registration Statement of dj Orthopedics, Inc. on Form S-8 (File No. 333-73966))
3.6	By-laws of DJ Orthopedics Capital Corporation (Incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4 (File No. 333-86835))
3.7+	Certificate of Incorporation of dj Orthopedics Development Corporation
3.8+	By-laws of dj Orthopedics Development Corporation
4.1	Indenture dated as of June 30, 1999 among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., dj Orthopedics, LLC and DJ Orthopedics Capital Corporation and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
4.2	Form of 12 5/8% Senior Subordinated Note due 2009 (included as Exhibit B to Exhibit 4.1)
5.1+	Opinion of O’Sullivan LLP
5.2+	Opinion of Latham & Watkins
10.1	Recapitalization Agreement dated as of April 29, 1999 among J.P. Morgan DJ Partners, LLC (f/k/a Chase DJ Partners LLC), dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and Smith & Nephew (Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.2	Group Research Centre Technology Agreement dated as of June 30, 1999 between dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and Smith & Nephew (Incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.3	Supply Agreement dated as of June 30, 1999 between dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and Smith & Nephew (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.4	Distribution Agreement dated as of June 30, 1999 between dj Orthopedics, Inc., as successor to DonJoy, L.L.C., Smith & Nephew and the affiliates of Smith & Nephew listed on Schedule I thereto (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.5	Subleases dated as of June 30, 1999 between the dj Orthopedics, LLC and Smith & Nephew (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.6	Guaranties dated as of June 30, 1999 of dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)

10.7	Preferred Unit Purchase Agreement dated as of June 30, 1999 among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., J.P. Morgan Partners (23A SBIC), L.L.C. (formerly CB Capital Investors, L.L.C.) and First Union Investors, Inc. (Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.8+	Agreement and Plan of Merger dated as of October 26, 2001 between DonJoy, L.L.C., dj Orthopedics, Inc. and dj Acquisition Corporation
10.9	Credit Agreement dated as of June 30, 1999 among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., dj Orthopedics, LLC, DJ Orthopedics Capital Corporation, the Lenders party thereto and First Union National Bank, as Administrative Agent (Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.10	Agreement dated as of July 13, 2000 among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., dj Orthopedics, LLC, the Lenders under that certain Credit Agreement dated as of June 30, 1999, as amended, First Union National Bank, as administrative agent, and The Chase Manhattan Bank, as syndication agent. (Incorporated by reference to Exhibit 10.3 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000))
10.11	Indemnity, Subrogation and Contribution Agreement dated as of June 30, 1999 among dj Orthopedics, LLC, J.P. Morgan Partners (23A SBIC), L.L.C. (formerly CB Capital Investors, L.L.C.), DJ Capital Investors L.L.C. and First Union National Bank, as Collateral Agent (Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.12	Parent Guarantee Agreement dated as of June 30, 1999 between dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and First Union National Bank, as Collateral Agent (Incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.13	Subsidiary Guarantee Agreement dated as of June 30, 1999 between DJ Orthopedics Capital Corporation and First Union National Bank, as Collateral Agent (Incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.14	Pledge Agreement dated as of June 30, 1999 among dj Orthopedics, LLC, dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and First Union National Bank, as Collateral Agent (Incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.15	Security Agreement dated as of June 30, 1999 among dj Orthopedics, LLC, dj Orthopedics, Inc., as successor to DonJoy, L.L.C., J.P. Morgan Partners (23A SBIC), L.L.C. (formerly CB Capital Investors, L.L.C), DJ Capital Investors, L.L.C. and First Union National Bank, as Collateral Agent (Incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.16	Leasehold Deed of Trust, Security Agreement and Assignment of Leases and Rents dated as of June 30, 1999 by dj Orthopedics, LLC, as grantor, to First American Title Insurance Company, as trustee (Incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.17	Employment Agreement dated as of June 30, 1999 between dj Orthopedics, LLC and Leslie H. Cross (Incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.18	Employment Agreement dated as of June 30, 1999 between dj Orthopedics, LLC and Cyril Talbot III (Incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)

10.19	Employment Agreement dated as of June 30, 1999 between dj Orthopedics, LLC and Michael R. McBrayer (Incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.20	Fifth Amended and Restated 1999 Option Plan of dj Orthopedics, Inc. dated October 25, 2001 (Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 of dj Orthopedics, Inc. (Reg. No. 333-73966))
10.21	Retention Agreement dated December 14, 1998 between Smith & Nephew and Leslie Cross (Incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.22	Retention Agreement dated December 14, 1998 between Smith & Nephew and Cyril Talbot (Incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.23	Retention Agreement dated December 14, 1998 between Smith & Nephew and Michael McBrayer (Incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.24	Asset Purchase Agreement dated as of July 7, 2000 among DePuy Orthopaedic Technology, Inc., dj Orthopedics, LLC, and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 2.1 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.25	Preferred Unit Purchase Agreement dated as of July 7, 2000, among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and J.P. Morgan Partners (23A SBIC), LLC (formerly CB Capital Investors, L.L.C.) First Union Capital Partners, LLC, DJC, Inc., TCW/ Crescent Mezzanine Trust II, and TCW Leveraged Income Trust II, L.P. (Incorporated by reference to Exhibit 4.1 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.26	Common Unit Purchase Agreement dated as of July 7, 2000, among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and J.P. Morgan DJ Partners, LLC (formerly Chase DJ Partners, L.L.C.), Leslie H. Cross & Deborah L. Cross Family Trust, Michael R. McBrayer, and Cyril Talbot III, (Incorporated by reference to Exhibit 4.2 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.27	Secured Promissory Note dated as of July 7, 2000 between the Leslie H. Cross & Deborah L. Cross Family Trust and Leslie H. Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.3 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.28	Secured Promissory Note dated as of July 7, 2000 between Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.4 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.29	Secured Promissory Note dated as of July 7, 2000 between Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.5 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.30	Third Amended and Restated Pledge Agreement dated as of June 11, 2001, among Leslie H. Cross, Leslie H. Cross & Deborah L. Cross Family Trust, and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.7 to DonJoy, L.L.C.’s quarterly report on Form 10Q for the quarter ended June 30, 2001)
10.31	Third Amended and Restated Pledge Agreement dated as of June 11, 2001, Cyril Talbot III, and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.8 to DonJoy, L.L.C.’s quarterly report on Form 10Q for the quarter ended June 30, 2001)

10.32		Third Amended and Restated Pledge Agreement dated as of June 11, 2001, between Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.9 to DonJoy, L.L.C.’s quarterly report on Form 10Q for the quarter ended June 30, 2001)
10.33		Unit Purchase Agreement dated as of June 28, 2000, among Smith & Nephew Disposal, Inc. and J.P. Morgan DJ Partners, LLC (formerly Chase DJ Partners, L.L.C.), Leslie H. Cross & Deborah L. Cross Family trust, Michael R. McBrayer, and Cyril Talbot III. (Incorporated by reference to Exhibit 4.9 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.34		Amended and Restated Secured Promissory Note dated as of June 28, 2000 between Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.10 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.35		Amended and Restated Secured Promissory Note dated as of June 28, 2000 among Leslie H. Cross & Deborah L. Cross Family Trust, Leslie H. Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.11 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.36		Amended and Restated Secured Promissory Note dated as of June 28, 2000 between Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.12 to DonJoy’s report on Form 8-K dated July 21, 2000)
10.37		Secured Promissory Note dated as of June 28, 2000 among Leslie H. Cross & Deborah L. Cross Family Trust, Leslie H. Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.13 to DonJoy’s report on Form 8-K dated July 21, 2000)
10.38		Secured Promissory Note dated as of June 28, 2000 between Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.14 to DonJoy’s report on Form 8-K dated July 21, 2000)
10.39		Secured Promissory Note dated as of June 28, 2000 between Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.15 to DonJoy’s report on Form 8-K dated July 21, 2000)
10.40		Secured Promissory Note dated as of June 11, 2001 among Leslie H. Cross & Deborah L. Cross Family Trust, Leslie H. Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.4 to DonJoy, L.L.C.’s quarterly report on Form 10-Q for the quarter ended June 30, 2001)
10.41		Secured Promissory Note dated as of June 11, 2001 between Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.5 to DonJoy, L.L.C.’s quarterly report on Form 10-Q for the quarter ended June 30, 2001)
10.42		Secured Promissory Note dated as of June 11, 2001 between Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.6 to DonJoy, L.L.C.’s quarterly report on Form 10-Q for the quarter ended June 30, 2001)
10.43		Amendment No. 1 dated as of May 25, 2000 to the Credit Agreement dated as of June 30, 1999 (Incorporated by reference to Exhibit 10.1 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.44		dj Orthopedics, Inc. 2001 Omnibus Plan (Incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-8 of dj Orthopedics, Inc. (Reg No. 333-73966))
10.45	+	Merger Agreement dated as of November 7, 2001 between dj Orthopedics, Inc. and DonJoy, L.L.C.

10.46	dj Orthopedics, Inc. 2001 Non-Employee Director Plan (Incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8 of dj Orthopedics, Inc. (Reg No. 333-73966))
10.47	dj Orthopedics, Inc. 2001 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8 of dj Orthopedics, Inc. (Reg No. 333-73966))
10.48	Common Unit Purchase Agreement dated June 11, 2001 among DonJoy, L.L.C., JP Morgan DJ Partners, L.L.C., Leslie H. Cross and Deborah L. Cross Family Trust, Michael R. McBrayer and Cyril Talbot III (Incorporated by reference to Exhibit 10.3 to DonJoy, L.L.C.’s Report on Form 10-Q for the quarter ended June 30, 2001)
10.49	Employment Agreement dated as of June 1, 2001 between dj Orthopedics, LLC and Paul K. Nichols, Jr. (Incorporated by reference to Exhibit 10.2 to DonJoy, L.L.C.’s Report on Form 10-Q for the quarter ended June 30, 2001)
10.50	Asset Purchase Agreement dated June 1, 2001 by and among Alaron Technologies, L.L.C., seller, Paul K. Nichols, Jr., Jamal D. Rushdy, Members, and dj Orthopedics, L.L.C., Buyer (Incorporated by reference to Exhibit 10.1 to DonJoy, L.L.C.’s Report on Form 10-Q for the quarter ended June 30, 2001)
10.51	Management Consulting Agreement between DonJoy, L.L.C. and JPM Fairfield dated November 7, 2001 (Incorporated by reference to Exhibit 10.51 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.52	Consent and Termination Agreement dated November 20, 2001 by and among DonJoy, L.L.C., J.P. Morgan DJ Partners, L.L.C., Leslie H. Cross & Deborah L. Cross Family Trust, Michael R. McBrayer, Cyril Talbot III, J.P. Morgan Partners (23A SBIC), LLC, First Union Capital Partners, LLC, DJ Investment, LLC, DJC, Inc., TCW/ Crescent Mezzanine Trust II, TCW Leveraged Income Trust II, L.P., TCW Investment Management Company and Crescent Mach I Partners, L.P. (Incorporated by reference to Exhibit 10.52 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.53	Registration Rights Agreement dated November 7, 2001 by and among dj Orthopedics, Inc., J.P. Morgan DJ Partners, L.L.C., Leslie H. Cross & Deborah L. Cross Family Trust, Michael R. McBrayer, Cyril Talbot III, J.P. Morgan Partners (23A SBIC), LLC, First Union Capital Partners, LLC, DJ Investment, LLC, DJC, Inc., TCW/ Crescent Mezzanine Trust II, TCW Leveraged Income Trust II, L.P., TCW Investment Management Company and Crescent Mach I Partners, L.P. (Incorporated by reference to Exhibit 10.53 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.54	Letter Agreement dated November 20, 2001 between dj Orthopedics, Inc. and the Leslie H. Cross and Deborah L. Cross Family Trust (Incorporated by reference to Exhibit 10.54 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.55	Letter Agreement dated November 20, 2001 between dj Orthopedics, Inc. and Cyril Talbot III (Incorporated by reference to Exhibit 10.55 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.56	Letter Agreement dated November 20, 2001 between dj Orthopedics, Inc. and Michael R. McBrayer (Incorporated by reference to Exhibit 10.56 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.57	Assignment and Assumption Agreement dated November 20, 2001 between DonJoy, L.L.C. and dj Orthopedics, Inc. (Incorporated by reference to Exhibit 10.57 to the Registration Statement on Form S-1 (Reg. No. 333-74998))

10.58		Assignment and Assumption Agreement dated November 20, 2001 among DonJoy, L.L.C., dj Orthopedics, Inc., First Union National Bank and The Chase Manhattan Bank (Incorporated by reference to Exhibit 10.58 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.59		Supplement No. 1 dated as of April 4, 2002 to the Security Agreement dated as of June 30, 1999 among dj Orthopedics, LLC, dj Orthopedics, Inc., and Wachovia Bank, National Association (Incorporated by reference to Exhibit 10.59 to dj Orthopedics, Inc.’s Report on Form 10-Q for the quarter ended June 29, 2002)
10.60		Supplement No. 1 dated as of April 4, 2002 to the Indemnity, Subrogation and Contribution Agreement dated as of June 30, 1999 among dj Orthopedics, LLC and Wachovia Bank, National Association (Incorporated by reference to Exhibit 10.60 to dj Orthopedics, Inc.’s Report on Form 10-Q for the quarter ended June 29, 2002)
10.61		Supplement No. 1 dated as of April 4, 2002 to the Subsidiary Guarantee Agreement dated as of June 30, 1999, among each of the subsidiaries of dj Orthopedics, LLC and Wachovia Bank, National Association (Incorporated by reference to Exhibit 10.61 to dj Orthopedics, Inc.’s Report on Form 10-Q for the quarter ended June 29, 2002)
10.62		Supplemental Indenture dated as of April 4, 2002 among dj Orthopedics Development Corporation, dj Orthopedics Capital Corporation, dj Orthopedics, Inc. and The Bank of New York (Incorporated by reference to Exhibit 10.62 to dj Orthopedics, Inc.’s Report of Form 10-Q for the quarter ended June 29, 2002)
10.63		Agreement dated as of April 4, 2002 between dj Orthopedics, LLC and Wachovia Bank, National Association (Incorporated by reference to Exhibit 10.63 to dj Orthopedics, Inc.’s Report of Form 10-Q for the quarter ended June 29, 2002)
10.64	+	Amended and Restated Employment Agreement dated as of July 11, 2002 among dj Orthopedics, LLC, dj Orthopedics, Inc. and Cyril Talbot III
10.65		Amendment No. 2 to Credit Agreement, dated as of October 29, 2002 among dj Orthopedics, Inc., dj Orthopedics, LLC, Wachovia Bank, National Association, and JPMorgan Chase Bank (Incorporated by reference to Exhibit 10.65 to dj Orthopedics, Inc.’s Report of Form 10-Q for the quarter ended September 28, 2002)
10.66		Outsourcing Agreement, dated as of December 30, 2002 by and between Creditek Medi Financial, Inc. and dj Orthopedics, LLC (Incorporated by reference to Exhibit 10.66 to dj Orthopedics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002)
10.67		Amendment No. 3 to Credit Agreement, dated as of February 14, 2003 among dj Orthopedics, Inc., dj Orthopedics, LLC, Wachovia Bank, National Association, and JPMorgan Chase Bank (Incorporated by reference to Exhibit 10.67 to dj Orthopedics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002)
12.1*		Statement re: Computation of Ratio of Earnings to Fixed Charges
21.1		Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21.1 to dj Orthopedics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002)
23.1+		Consent of O’Sullivan, LLP (included on Exhibit 5.1)
23.2*		Consent of Ernst & Young LLP, Independent Auditors
23.3+		Consent of Latham & Watkins (included on Exhibit 5.2)
24.1+		Powers of Attorney

25.1+	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Bank of New York, as Trustee
99.1+	Consent of Frost & Sullivan

*	Filed herewith.

+	Previously filed.

Item 17.     Undertakings

(a) The undersigned Registrants hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrants hereby further undertake that, for the purpose of determining any liability under the Securities Act, each filing of the Registrants’ annual reports pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on the 30th day of May, 2003.

DJ ORTHOPEDICS, INC.

By:	/s/ LESLIE H. CROSS

Leslie H. Cross
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ LESLIE H. CROSS Leslie H. Cross	President, Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2003

/s/ VICKIE L. CAPPS Vickie L. Capps	Senior Vice President— Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2003

/s/ JACK R. BLAIR Jack R. Blair	Chairman of the Board	May 30, 2003

/s/ CHARLES T. ORSATTI Charles T. Orsatti	Director	May 30, 2003

/s/ MITCHELL J. BLUTT, M.D. Mitchell J. Blutt, M.D.	Director	May 30, 2003

/s/ KIRBY L. CRAMER Kirby L. Cramer	Director	May 30, 2003

/s/ LESLEY H. HOWE Lesley H. Howe	Director	May 30, 2003

/s/ LEWIS PARKER Lewis Parker	Director	May 30, 2003

/s/ BENJAMIN EDMANDS Benjamin Edmands	Director	May 30, 2003

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on the 30th day of May, 2003.

DJ ORTHOPEDICS CAPITAL CORPORATION

By:	/s/ LESLIE H. CROSS

Leslie H. Cross
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ LESLIE H. CROSS Leslie H. Cross	President, Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2003

/s/ VICKIE L. CAPPS Vickie L. Capps	Senior Vice President—Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2003

/s/ JACK R. BLAIR Jack R. Blair	Chairman of the Board	May 30, 2003

/s/ CHARLES T. ORSATTI Charles T. Orsatti	Director	May 30, 2003

/s/ MITCHELL J. BLUTT, M.D. Mitchell J. Blutt, M.D.	Director	May 30, 2003

/s/ KIRBY L. CRAMER Kirby L. Cramer	Director	May 30, 2003

/s/ LESLEY H. HOWE Lesley H. Howe	Director	May 30, 2003

/s/ LEWIS PARKER Lewis Parker	Director	May 30, 2003

/s/ BENJAMIN EDMANDS Benjamin Edmands	Director	May 30, 2003

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on the 30th day of May, 2003.

DJ ORTHOPEDICS, LLC

By:	/s/ LESLIE H. CROSS

Leslie H. Cross
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ LESLIE H. CROSS Leslie H. Cross	President, Chief Executive Officer and Manager (Principal Executive Officer)	May 30, 2003

/s/ VICKIE L. CAPPS Vickie L. Capps	Senior Vice President—Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2003

/s/ JACK R. BLAIR Jack R. Blair	Chairman of the Board	May 30, 2003

/s/ MITCHELL J. BLUTT, M.D. Mitchell J. Blutt, M.D.	Manager	May 30, 2003

/s/ CHARLES T. ORSATTI Charles T. Orsatti	Manager	May 30, 2003

/s/ KIRBY L. CRAMER Kirby L. Cramer	Manager	May 30, 2003

/s/ LESLEY H. HOWE Lesley H. Howe	Manager	May 30, 2003

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on the 30th day of May, 2003.

DJ ORTHOPEDICS DEVELOPMENT CORPORATION

By:	/s/ LESLIE H. CROSS

Leslie H. Cross
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ LESLIE H. CROSS Leslie H. Cross	President, Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2003

/s/ VICKIE L. CAPPS Vickie L. Capps	Senior Vice President—Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2003

/s/ JACK R. BLAIR Jack R. Blair	Chairman of the Board	May 30, 2003

/s/ CHARLES T. ORSATTI Charles T. Orsatti	Director	May 30, 2003

/s/ MITCHELL J. BLUTT, M.D. Mitchell J. Blutt, M.D.	Director	May 30, 2003

/s/ KIRBY L. CRAMER Kirby L. Cramer	Director	May 30, 2003

/s/ LESLEY H. HOWE Lesley H. Howe	Director	May 30, 2003

/s/ LEWIS PARKER Lewis Parker	Director	May 30, 2003

/s/ BENJAMIN EDMANDS Benjamin Edmands	Director	May 30, 2003

Index to exhibits

3.1	Amended and Restated Operating Agreement of dj Orthopedics, LLC (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (File No. 333-86835))
3.2	Amended and Restated Certificate of Incorporation of dj Orthopedics, Inc. (Incorporated by reference to Exhibit 4.1 to the Registration Statement of dj Orthopedics, Inc. on Form S-8 (File No. 333-73966))
3.3	Certificate of Amendment to Certificate of Incorporation of DJ Orthopedics Capital Corporation (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 (File No. 333-86835))
3.4	By-laws of dj Orthopedics, LLC (Incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4 (File No. 333-86835))
3.5	Amended and Restated By-laws of dj Orthopedics, Inc (Incorporated by reference to Exhibit 4.2 to the Registration Statement of dj Orthopedics, Inc. on Form S-8 (File No. 333-73966))
3.6	By-laws of DJ Orthopedics Capital Corporation (Incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4 (File No. 333-86835))
3.7+	Certificate of Incorporation of dj Orthopedics Development Corporation
3.8+	By-laws of dj Orthopedics Development Corporation
4.1	Indenture dated as of June 30, 1999 among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., dj Orthopedics, LLC and DJ Orthopedics Capital Corporation and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
4.2	Form of 12 5/8% Senior Subordinated Note due 2009 (included as Exhibit B to Exhibit 4.1)
5.1+	Opinion of O’Sullivan LLP
5.2+	Opinion of Latham & Watkins
10.1	Recapitalization Agreement dated as of April 29, 1999 among J.P. Morgan DJ Partners, LLC (f/k/a Chase DJ Partners LLC), dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and Smith & Nephew (Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.2	Group Research Centre Technology Agreement dated as of June 30, 1999 between dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and Smith & Nephew (Incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.3	Supply Agreement dated as of June 30, 1999 between dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and Smith & Nephew (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.4	Distribution Agreement dated as of June 30, 1999 between dj Orthopedics, Inc., as successor to DonJoy, L.L.C., Smith & Nephew and the affiliates of Smith & Nephew listed on Schedule I thereto (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.5	Subleases dated as of June 30, 1999 between the dj Orthopedics, LLC and Smith & Nephew (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.6	Guaranties dated as of June 30, 1999 of dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)

10.7	Preferred Unit Purchase Agreement dated as of June 30, 1999 among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., J.P. Morgan Partners (23A SBIC), L.L.C. (formerly CB Capital Investors, L.L.C.) and First Union Investors, Inc. (Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.8+	Agreement and Plan of Merger dated as of October 26, 2001 between DonJoy, L.L.C., dj Orthopedics, Inc. and dj Acquisition Corporation
10.9	Credit Agreement dated as of June 30, 1999 among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., dj Orthopedics, LLC, DJ Orthopedics Capital Corporation, the Lenders party thereto and First Union National Bank, as Administrative Agent (Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.10	Agreement dated as of July 13, 2000 among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., dj Orthopedics, LLC, the Lenders under that certain Credit Agreement dated as of June 30, 1999, as amended, First Union National Bank, as administrative agent, and The Chase Manhattan Bank, as syndication agent. (Incorporated by reference to Exhibit 10.3 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000))
10.11	Indemnity, Subrogation and Contribution Agreement dated as of June 30, 1999 among dj Orthopedics, LLC, J.P. Morgan Partners (23A SBIC), L.L.C. (formerly CB Capital Investors, L.L.C.), DJ Capital Investors L.L.C. and First Union National Bank, as Collateral Agent (Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.12	Parent Guarantee Agreement dated as of June 30, 1999 between dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and First Union National Bank, as Collateral Agent (Incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.13	Subsidiary Guarantee Agreement dated as of June 30, 1999 between DJ Orthopedics Capital Corporation and First Union National Bank, as Collateral Agent (Incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.14	Pledge Agreement dated as of June 30, 1999 among dj Orthopedics, LLC, dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and First Union National Bank, as Collateral Agent (Incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.15	Security Agreement dated as of June 30, 1999 among dj Orthopedics, LLC, dj Orthopedics, Inc., as successor to DonJoy, L.L.C., J.P. Morgan Partners (23A SBIC), L.L.C. (formerly CB Capital Investors, L.L.C), DJ Capital Investors, L.L.C. and First Union National Bank, as Collateral Agent (Incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.16	Leasehold Deed of Trust, Security Agreement and Assignment of Leases and Rents dated as of June 30, 1999 by dj Orthopedics, LLC, as grantor, to First American Title Insurance Company, as trustee (Incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.17	Employment Agreement dated as of June 30, 1999 between dj Orthopedics, LLC and Leslie H. Cross (Incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.18	Employment Agreement dated as of June 30, 1999 between dj Orthopedics, LLC and Cyril Talbot III (Incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.19	Employment Agreement dated as of June 30, 1999 between dj Orthopedics, LLC and Michael R. McBrayer (Incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)

10.20	Fifth Amended and Restated 1999 Option Plan of dj Orthopedics, Inc. dated October 25, 2001 (Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 of dj Orthopedics, Inc. (Reg. No. 333-73966))
10.21	Retention Agreement dated December 14, 1998 between Smith & Nephew and Leslie Cross (Incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.22	Retention Agreement dated December 14, 1998 between Smith & Nephew and Cyril Talbot (Incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.23	Retention Agreement dated December 14, 1998 between Smith & Nephew and Michael McBrayer (Incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
10.24	Asset Purchase Agreement dated as of July 7, 2000 among DePuy Orthopaedic Technology, Inc., dj Orthopedics, LLC, and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 2.1 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.25	Preferred Unit Purchase Agreement dated as of July 7, 2000, among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and J.P. Morgan Partners (23A SBIC), LLC (formerly CB Capital Investors, L.L.C.) First Union Capital Partners, LLC, DJC, Inc., TCW/ Crescent Mezzanine Trust II, and TCW Leveraged Income Trust II, L.P. (Incorporated by reference to Exhibit 4.1 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.26	Common Unit Purchase Agreement dated as of July 7, 2000, among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and J.P. Morgan DJ Partners, LLC (formerly Chase DJ Partners, L.L.C.), Leslie H. Cross & Deborah L. Cross Family Trust, Michael R. McBrayer, and Cyril Talbot III, (Incorporated by reference to Exhibit 4.2 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.27	Secured Promissory Note dated as of July 7, 2000 between the Leslie H. Cross & Deborah L. Cross Family Trust and Leslie H. Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.3 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.28	Secured Promissory Note dated as of July 7, 2000 between Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.4 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.29	Secured Promissory Note dated as of July 7, 2000 between Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.5 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.30	Third Amended and Restated Pledge Agreement dated as of June 11, 2001, among Leslie H. Cross, Leslie H. Cross & Deborah L. Cross Family Trust, and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.7 to DonJoy, L.L.C.’s quarterly report on Form 10Q for the quarter ended June 30, 2001)
10.31	Third Amended and Restated Pledge Agreement dated as of June 11, 2001, Cyril Talbot III, and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.8 to DonJoy, L.L.C.’s quarterly report on Form 10Q for the quarter ended June 30, 2001)
10.32	Third Amended and Restated Pledge Agreement dated as of June 11, 2001, between Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.9 to DonJoy, L.L.C.’s quarterly report on Form 10Q for the quarter ended June 30, 2001)

10.33		Unit Purchase Agreement dated as of June 28, 2000, among Smith & Nephew Disposal, Inc. and J.P. Morgan DJ Partners, LLC (formerly Chase DJ Partners, L.L.C.), Leslie H. Cross & Deborah L. Cross Family trust, Michael R. McBrayer, and Cyril Talbot III. (Incorporated by reference to Exhibit 4.9 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.34		Amended and Restated Secured Promissory Note dated as of June 28, 2000 between Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.10 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.35		Amended and Restated Secured Promissory Note dated as of June 28, 2000 among Leslie H. Cross & Deborah L. Cross Family Trust, Leslie H. Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.11 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.36		Amended and Restated Secured Promissory Note dated as of June 28, 2000 between Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.12 to DonJoy’s report on Form 8-K dated July 21, 2000)
10.37		Secured Promissory Note dated as of June 28, 2000 among Leslie H. Cross & Deborah L. Cross Family Trust, Leslie H. Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.13 to DonJoy’s report on Form 8-K dated July 21, 2000)
10.38		Secured Promissory Note dated as of June 28, 2000 between Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.14 to DonJoy’s report on Form 8-K dated July 21, 2000)
10.39		Secured Promissory Note dated as of June 28, 2000 between Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.15 to DonJoy’s report on Form 8-K dated July 21, 2000)
10.40		Secured Promissory Note dated as of June 11, 2001 among Leslie H. Cross & Deborah L. Cross Family Trust, Leslie H. Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.4 to DonJoy, L.L.C.’s quarterly report on Form 10-Q for the quarter ended June 30, 2001)
10.41		Secured Promissory Note dated as of June 11, 2001 between Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.5 to DonJoy, L.L.C.’s quarterly report on Form 10-Q for the quarter ended June 30, 2001)
10.42		Secured Promissory Note dated as of June 11, 2001 between Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.6 to DonJoy, L.L.C.’s quarterly report on Form 10-Q for the quarter ended June 30, 2001)
10.43		Amendment No. 1 dated as of May 25, 2000 to the Credit Agreement dated as of June 30, 1999 (Incorporated by reference to Exhibit 10.1 to DonJoy, L.L.C.’s report on Form 8-K dated July 21, 2000)
10.44		dj Orthopedics, Inc. 2001 Omnibus Plan (Incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-8 of dj Orthopedics, Inc. (Reg No. 333-73966))
10.45	+	Merger Agreement dated as of November 7, 2001 between dj Orthopedics, Inc. and DonJoy, L.L.C.
10.46		dj Orthopedics, Inc. 2001 Non-Employee Director Plan (Incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8 of dj Orthopedics, Inc. (Reg No. 333-73966))
10.47		dj Orthopedics, Inc. 2001 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8 of dj Orthopedics, Inc. (Reg No. 333-73966))

10.48	Common Unit Purchase Agreement dated June 11, 2001 among DonJoy, L.L.C., JP Morgan DJ Partners, L.L.C., Leslie H. Cross and Deborah L. Cross Family Trust, Michael R. McBrayer and Cyril Talbot III (Incorporated by reference to Exhibit 10.3 to DonJoy, L.L.C.’s Report on Form 10-Q for the quarter ended June 30, 2001)
10.49	Employment Agreement dated as of June 1, 2001 between dj Orthopedics, LLC and Paul K. Nichols, Jr. (Incorporated by reference to Exhibit 10.2 to DonJoy, L.L.C.’s Report on Form 10-Q for the quarter ended June 30, 2001)
10.50	Asset Purchase Agreement dated June 1, 2001 by and among Alaron Technologies, L.L.C., seller, Paul K. Nichols, Jr., Jamal D. Rushdy, Members, and dj Orthopedics, L.L.C., Buyer (Incorporated by reference to Exhibit 10.1 to DonJoy, L.L.C.’s Report on Form 10-Q for the quarter ended June 30, 2001)
10.51	Management Consulting Agreement between DonJoy, L.L.C. and JPM Fairfield dated November 7, 2001 (Incorporated by reference to Exhibit 10.51 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.52	Consent and Termination Agreement dated November 20, 2001 by and among DonJoy, L.L.C., J.P. Morgan DJ Partners, L.L.C., Leslie H. Cross & Deborah L. Cross Family Trust, Michael R. McBrayer, Cyril Talbot III, J.P. Morgan Partners (23A SBIC), LLC, First Union Capital Partners, LLC, DJ Investment, LLC, DJC, Inc., TCW/ Crescent Mezzanine Trust II, TCW Leveraged Income Trust II, L.P., TCW Investment Management Company and Crescent Mach I Partners, L.P. (Incorporated by reference to Exhibit 10.52 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.53	Registration Rights Agreement dated November 7, 2001 by and among dj Orthopedics, Inc., J.P. Morgan DJ Partners, L.L.C., Leslie H. Cross & Deborah L. Cross Family Trust, Michael R. McBrayer, Cyril Talbot III, J.P. Morgan Partners (23A SBIC), LLC, First Union Capital Partners, LLC, DJ Investment, LLC, DJC, Inc., TCW/ Crescent Mezzanine Trust II, TCW Leveraged Income Trust II, L.P., TCW Investment Management Company and Crescent Mach I Partners, L.P. (Incorporated by reference to Exhibit 10.53 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.54	Letter Agreement dated November 20, 2001 between dj Orthopedics, Inc. and the Leslie H. Cross and Deborah L. Cross Family Trust (Incorporated by reference to Exhibit 10.54 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.55	Letter Agreement dated November 20, 2001 between dj Orthopedics, Inc. and Cyril Talbot III (Incorporated by reference to Exhibit 10.55 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.56	Letter Agreement dated November 20, 2001 between dj Orthopedics, Inc. and Michael R. McBrayer (Incorporated by reference to Exhibit 10.56 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.57	Assignment and Assumption Agreement dated November 20, 2001 between DonJoy, L.L.C. and dj Orthopedics, Inc. (Incorporated by reference to Exhibit 10.57 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.58	Assignment and Assumption Agreement dated November 20, 2001 among DonJoy, L.L.C., dj Orthopedics, Inc., First Union National Bank and The Chase Manhattan Bank (Incorporated by reference to Exhibit 10.58 to the Registration Statement on Form S-1 (Reg. No. 333-74998))
10.59	Supplement No. 1 dated as of April 4, 2002 to the Security Agreement dated as of June 30, 1999 among dj Orthopedics, LLC, dj Orthopedics, Inc., and Wachovia Bank, National Association (Incorporated by reference to Exhibit 10.59 to dj Orthopedics, Inc.’s Report on Form 10-Q for the quarter ended June 29, 2002)
10.60	Supplement No. 1 dated as of April 4, 2002 to the Indemnity, Subrogation and Contribution Agreement dated as of June 30, 1999 among dj Orthopedics, LLC and Wachovia Bank, National Association (Incorporated by reference to Exhibit 10.60 to dj Orthopedics, Inc.’s Report on Form 10-Q for the quarter ended June 29, 2002)

10.61		Supplement No. 1 dated as of April 4, 2002 to the Subsidiary Guarantee Agreement dated as of June 30, 1999, among each of the subsidiaries of dj Orthopedics, LLC and Wachovia Bank, National Association (Incorporated by reference to Exhibit 10.61 to dj Orthopedics, Inc.’s Report on Form 10-Q for the quarter ended June 29, 2002)
10.62		Supplemental Indenture dated as of April 4, 2002 among dj Orthopedics Development Corporation, dj Orthopedics Capital Corporation, dj Orthopedics, Inc. and The Bank of New York (Incorporated by reference to Exhibit 10.62 to dj Orthopedics, Inc.’s Report of Form 10-Q for the quarter ended June 29, 2002)
10.63		Agreement dated as of April 4, 2002 between dj Orthopedics, LLC and Wachovia Bank, National Association (Incorporated by reference to Exhibit 10.63 to dj Orthopedics, Inc.’s Report of Form 10-Q for the quarter ended June 29, 2002)
10.64	+	Amended and Restated Employment Agreement dated as of July 11, 2002 among dj Orthopedics, LLC, dj Orthopedics, Inc. and Cyril Talbot III
10.65		Amendment No. 2 to Credit Agreement, dated as of October 29, 2002 among dj Orthopedics, Inc., dj Orthopedics, LLC, Wachovia Bank, National Association, and JPMorgan Chase Bank (Incorporated by reference to Exhibit 10.65 to dj Orthopedics, Inc.’s Report of Form 10-Q for the quarter ended September 28, 2002)
10.66		Outsourcing Agreement, dated as of December 30, 2002 by and between Creditek Medi Financial, Inc. and dj Orthopedics, LLC (Incorporated by reference to Exhibit 10.66 to dj Orthopedics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002)
10.67		Amendment No. 3 to Credit Agreement, dated as of February 14, 2003 among dj Orthopedics, Inc., dj Orthopedics, LLC, Wachovia Bank, National Association, and JPMorgan Chase Bank (Incorporated by reference to Exhibit 10.67 to dj Orthopedics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002)
12.1*		Statement re: Computation of Ratio of Earnings to Fixed Charges
21.1		Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21.1 to dj Orthopedics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002)
23.1+		Consent of O’Sullivan, LLP (included on Exhibit 5.1)
23.2*		Consent of Ernst & Young LLP, Independent Auditors
23.3+		Consent of Latham & Watkins (included on Exhibit 5.2)
24.1+		Powers of Attorney
25.1+		Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Bank of New York, as Trustee
99.1+		Consent of Frost & Sullivan

*	Filed herewith.

+	Previously filed.